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                                                                  EXECUTION COPY
                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                HHS MERGER CORP.

                        HEMOPHILIA HEALTH SERVICES, INC.

                                       and

                                HRA HOLDING CORP.

                                  June 4, 2004

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                                TABLE OF CONTENTS

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ARTICLE I THE MERGER..........................................................................       2

       SECTION 1.01 The Merger................................................................       2

       SECTION 1.02 Effective Time............................................................       2

       SECTION 1.03 Effects of the Merger.....................................................       2

       SECTION 1.04 Certificate of Incorporation and Bylaws...................................       3

       SECTION 1.05 Directors.................................................................       3

       SECTION 1.06 Officers..................................................................       3

ARTICLE II CONVERSION OF SECURITIES; MERGER CONSIDERATION.....................................       3

       SECTION 2.01 Capital Stock.............................................................       3

       SECTION 2.02 Payment Procedures........................................................       7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS................................       8

       SECTION 3.01 Authority.................................................................       8

       SECTION 3.02 Consents and Approvals; No Violations.....................................       9

       SECTION 3.03 Title to Shares...........................................................       9

       SECTION 3.04 Sole Representations and Warranties.......................................       9

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................       9

       SECTION 4.01 Organization; Good Standing...............................................      10

       SECTION 4.02 Capitalization; Title to Shares...........................................      10

       SECTION 4.03 Subsidiaries..............................................................      11

       SECTION 4.04 Authority Relative to this Agreement......................................      11

       SECTION 4.05 Consents and Approvals; No Violations.....................................      11

       SECTION 4.06 Financial Statements and Accounting Controls..............................      12

       SECTION 4.07 Absence of Undisclosed Liabilities........................................      13

       SECTION 4.08 Absence of Certain Changes or Events......................................      13

       SECTION 4.09 Contracts and Commitments.................................................      14

       SECTION 4.10 Real Property.............................................................      15

       SECTION 4.11 Environmental Matters.....................................................      16

       SECTION 4.12 Intellectual Property Rights..............................................      17

       SECTION 4.13 Licenses..................................................................      17

       SECTION 4.14 Title to Assets...........................................................      17
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
       SECTION 4.15 Corporate Minute Books....................................................      18

       SECTION 4.16 Taxes.....................................................................      18

       SECTION 4.17 Employees; Benefit Plans..................................................      20

       SECTION 4.18 Insurance.................................................................      22

       SECTION 4.19 Litigation................................................................      22

       SECTION 4.20 Compliance with Laws......................................................      22

       SECTION 4.21 Customers and Suppliers...................................................      23

       SECTION 4.22 Certification for Reimbursement; Reimbursement from Third-Party Payors....      23

       SECTION 4.23. Notices..................................................................      24

       SECTION 4.24 Inspections and Investigations............................................      24

       SECTION 4.25 Certain Relationships.....................................................      24

       SECTION 4.26 Stark; Fraud and Abuse; False Claims; Rates and Reimbursement Policies....      26

       SECTION 4.27 Changes in Laws...........................................................      26

       SECTION 4.28 Controlled Substances.....................................................      26

       SECTION 4.29 Inventories...............................................................      27

       SECTION 4.30 Absence of Certain Business Practices.....................................      27

       SECTION 4.31. Transactions with Affiliates.............................................      27

       SECTION 4.32 Notes; Accounts Receivable; Indebtedness..................................      28

       SECTION 4.33 Brokers, Finders and Investment Bankers...................................      28

       SECTION 4.34 Sole Representations and Warranties.......................................      28

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUBSIDIARY.................      28

       SECTION 5.01 Organization; Good Standing...............................................      29

       SECTION 5.02 Authority Relative to this Agreement......................................      29

       SECTION 5.03 Consents and Approvals; No Violations.....................................      29

       SECTION 5.04 Litigation................................................................      29

       SECTION 5.05 Brokers, Finders and Investment Bankers...................................      30

ARTICLE VI CONDUCT AND TRANSACTIONS PRIOR TO CLOSING..........................................      30

       SECTION 6.01 Conduct of Business.......................................................      30

       SECTION 6.02 Certain Changes or Events.................................................      30

       SECTION 6.03 Access to Information; Confidentiality....................................      32
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
       SECTION 6.04 Additional Agreements.....................................................      32

       SECTION 6.05 Filings...................................................................      33

       SECTION 6.06 Public Disclosure.........................................................      33

       SECTION 6.07 No Solicitation of Transactions...........................................      34

       SECTION 6.08 Supplements to Schedules..................................................      34

       SECTION 6.09 Insurance.................................................................      34

       SECTION 6.10 Director and Officer Indemnification......................................      34

       SECTION 6.11 Notification of Changes...................................................      35

       SECTION 6.12 Shareholder Approval......................................................      35

       SECTION 6.13 Drag Along................................................................      36

       SECTION 6.14 Additional Financial Statements...........................................      36

       SECTION 6.15 Efforts to Obtain Consents................................................      36

ARTICLE VII CONDITIONS TO CLOSING.............................................................      36

       SECTION 7.01 Conditions to Obligations of Parent and Acquisition Subsidiary............      36

       SECTION 7.02 Conditions to Obligations of the Company and the Shareholders.............      38

ARTICLE VIII CLOSING..........................................................................      38

       SECTION 8.01 Closing Date..............................................................      38

       SECTION 8.02 Deliveries by the Company.................................................      39

       SECTION 8.03 Deliveries by Parent and Acquisition Subsidiary...........................      39

       SECTION 8.04 Further Assurances........................................................      39

ARTICLE IX SURVIVAL; INDEMNIFICATION..........................................................      40

       SECTION 9.01 Survival Past Closing.....................................................      40

       SECTION 9.02 Indemnification by the Shareholders.......................................      40

       SECTION 9.03 Indemnification by Parent and Acquisition Subsidiary......................      41

       SECTION 9.04 Limitation on Indemnification.............................................      41

       SECTION 9.05 Exclusive Remedy..........................................................      42

       SECTION 9.06 Indemnification Procedures................................................      42

       SECTION 9.07 Reduction in Purchase Price...............................................      44

ARTICLE X TERMINATION OF AGREEMENT............................................................      44

       SECTION 10.01 Events of Termination....................................................      44

       SECTION 10.02 Effect of Termination....................................................      45

       SECTION 10.03 Delay of Closing.........................................................      45

ARTICLE XI NOTICES............................................................................      46
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
ARTICLE XII MISCELLANEOUS.....................................................................      47

       SECTION 12.01 Expenses.................................................................      47

       SECTION 12.02 Entire Agreement.........................................................      47

       SECTION 12.03 Amendments and Waivers...................................................      47

       SECTION 12.04 Successors and Assigns...................................................      48

       SECTION 12.05 Governing Law............................................................      48

       SECTION 12.06 Severability.............................................................      48

       SECTION 12.07 No Third-Party Beneficiaries.............................................      48

       SECTION 12.08 Remedies.................................................................      48

       SECTION 12.09 Captions.................................................................      49

       SECTION 12.10 Counterparts.............................................................      49

       SECTION 12.11 Certain References.......................................................      49

       SECTION 12.12 Interpretation...........................................................      49

       SECTION 12.13 Guaranty by Parent.......................................................      49

       SECTION 12.14 Shareholder Representative...............................................      49

       SECTION 12.15 Tax Matters..............................................................      51

       SECTION 12.16 Employee Benefit Matters.................................................      52

       SECTION 12.17 Effect of Investigation..................................................      52

       SECTION 12.18 Defined Terms............................................................      52
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

                          AGREEMENT AND PLAN OF MERGER

      Agreement and plan of merger dated as of June 4, 2004 (this "Agreement") by and among Hemophilia Health Services, Inc., a Tennessee corporation ("Parent"), HHS Merger Corp., a New Jersey corporation ("Acquisition Subsidiary") and a wholly owned subsidiary of the Parent, HRA Holding Corp., a New Jersey corporation (the "Company"), and those shareholders of the Company listed on the signature pages hereto (the "Shareholders").

                              W I T N E S S E T H:

      WHEREAS, Hemophilia Resources of America, Inc. ("HRA"), a New Jersey corporation, is a wholly-owned subsidiary of the Company;

      WHEREAS, HRA is engaged in the business (the "Business") of providing comprehensive services for the treatment and management of hemophilia;

      WHEREAS, the Company engaged an investment banking firm to solicit offers to acquire the Company and, as a result of a structured auction process, the Company, with the assistance of its investment banker, has chosen Parent from among several interested parties to acquire the Company;

      WHEREAS, Acquisition Subsidiary desires to merge with and into the Company and the Company desires to merge with Acquisition Subsidiary, upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, no par value per share, of the Company (the "Company Common Stock") and each issued and outstanding share of preferred stock, par value $.01 per share, of the Company (the "Company Preferred Stock", together with the Company Common Stock, the "Company Capital Stock") will be converted into cash and each outstanding option or similar right to purchase shares of Company Capital Stock (a "Company Stock Right") will be canceled and the holders thereof will receive cash, in such amounts, in such proportion and in such manner as hereinafter described;

      WHEREAS, the Boards of Directors of the Company, Parent and Acquisition Subsidiary have each (i) determined that the Merger (as defined in Section 1.01) is advisable, fair and in the best interests of their respective shareholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, Parent, as the sole shareholder of Acquisition Subsidiary, has approved this Agreement, the Merger and the transactions contemplated by this Agreement;

      WHEREAS, this Agreement and the Merger have been approved by the affirmative vote of holders of at least a majority of the outstanding shares of Voting Common Stock, Series A Preferred Stock and Series B Preferred Stock voting together as a single class and by a majority of the outstanding shares of Voting Common Stock, Series A Preferred Stock and Series B Preferred Stock each voting separately as a single class (collectively, the "Requisite Vote"), which vote has occurred on the date hereof by means of a written consent in accordance with Section 14A:5-6 of the NJBCA with notice to all other holders of Voting Common Stock, Series A Preferred Stock and Series B Preferred Stock to be sent to such holders in accordance with Section 14A:5-6 of the NJBCA as described in
Section 6.12 hereof; and

      WHEREAS, concurrent with the execution of this Agreement, (i) Mr. Scudiery has agreed to terminate his existing employment agreement and has entered into a consulting agreement with Parent, (ii) Messrs. Scudiery, Gleason, Smith and Bernocchi have entered into non-competition agreements with Parent, (iii) Messrs. Smith and Bernocchi have agreed to terminate their existing employment agreements and have entered into new employment agreements with the Company, and
(iv) certain other employees of the Company or HRA have entered into non-competition agreements with the Company or HRA, respectively, all of which will become effective only if and when the Effective Time shall occur.

      NOW THEREFORE, in consideration of the promises and the mutual agreements, covenants, representations and warranties herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

      SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NJBCA, Acquisition Subsidiary shall be merged with and into the Company at the Effective Time (as defined in Section 1.02) (the "Merger"). At the Effective Time, the separate corporate existence of Acquisition Subsidiary shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Acquisition Subsidiary in accordance with the NJBCA.

      SECTION 1.02. Effective Time. The parties shall prepare, execute and deliver a certificate of merger and/or other appropriate documents (in any such case, the "Certificate of Merger") in accordance with the relevant provisions of the NJBCA and file same with the Secretary of State of the State of New Jersey. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of New Jersey or at such subsequent time or date as Parent and the Company shall agree and specify in the Certificate of Merger (the "Effective Time").

      SECTION 1.03. Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, immunities, purposes and franchises, both public and private, of each of the Company and Acquisition Subsidiary; all real property and personal property, tangible and intangible, of every kind and description, belonging to each of the Company and the Acquisition Subsidiary without further act or deed and the title to any real estate, or any interest therein, vested in the Company or Acquisition Subsidiary shall not revert or be in any way impaired by reason of the Merger; the Surviving Corporation shall be liable for all the obligations and liabilities of each of the Company and Acquisition Subsidiary; any claim existing or action or proceeding pending by or against the Company or Acquisition Subsidiary may be enforced as if the Merger had not taken place; and neither the rights of creditors nor any liens upon, or security interests in, the property of either the Company or Acquisition Subsidiary shall be impaired by the Merger.

      SECTION 1.04. Certificate of Incorporation and Bylaws.

            (a) The Certificate of Incorporation of the Company amended and restated as of the Effective Time in substantially the form set forth in Exhibit A hereto shall be the Certificate of Incorporation of the Surviving Corporation.

            (b) The Bylaws of the Acquisition Subsidiary immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

      SECTION 1.05. Directors. The directors of the Acquisition Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or such time as their respective successors are duly elected and qualified.

      SECTION 1.06. Officers. The officers of the Acquisition Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or such time as their respective successors are duly elected and qualified.

                                   ARTICLE II

                 CONVERSION OF SECURITIES; MERGER CONSIDERATION

      SECTION 2.01. Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Parent or Acquisition Subsidiary:

            (a) Capital Stock of Acquisition Subsidiary. Each issued and outstanding share of common stock, par value $.01 per share, of Acquisition Subsidiary shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

            (b) Cancellation of Treasury Stock, Etc. Each share of Company Capital Stock that is owned by Parent or the Acquisition Subsidiary or by the Company as treasury stock immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

            (c)   Payment of Merger Consideration.

                  (i) The total amount of consideration to be paid for all of the shares of Company Common Stock and Company Preferred Stock and in respect of all Company Stock Rights shall be One Hundred Fifty Nine Million Dollars ($159,000,000.00), as adjusted pursuant to Section 2.01(f) below, less Net Indebtedness for Borrowed Money (collectively, the "Aggregate Merger Consideration"), which shall be paid in cash, without interest as follows:

                        (A) Each issued and outstanding share of Series A Redeemable Preferred Stock of the Company, par value $.01 per share (the "Series A Preferred Stock"), shall be converted into the right to receive an amount in cash equal to (1) $100, plus (2) the amount equal to a yield of 8% on $100 compounded annually and accrued from the date of issuance through the Closing Date, to the extent not yet paid (the "Series A Payment Amount").

                        (B) Each issued and outstanding share of Series B Redeemable Preferred Stock of the Company, par value $.01 per share (the "Series B Preferred Stock") shall be converted into the right to receive an amount in cash equal to (1) $100, plus (2) the amount equal to a yield of 8% on $100 compounded annually and accrued from the date of issuance through the Closing Date (the "Series B Payment Amount"). The Series A Payment Amount and the Series B Payment Amount are collectively referred to as the "Preferred Payment Amount".

                        (C) Subject to Section 2.02(a), each issued and outstanding share of Company Common Stock shall be converted into the right to receive an amount in cash equal to X (the "Merger Consideration Per Common Share"), where

                              X = (AMC - PPA) + AEP
                                  -----------------
                                    CS + VCR

      and the abbreviations in the equation above have the following meanings:

      AMC = Aggregate Merger Consideration
      PPA = Preferred Payment Amount
      AEP = Aggregate exercise price for the Vested Company Stock Rights CS = Number of Shares of Company Common Stock
      VCR = Number of Vested Company Stock Rights.

                        (D) Each Vested Company Stock Right outstanding at the Effective Time shall be converted into the right to receive an amount in cash as set forth in paragraph (d) below.

                  (ii) The amount of the Aggregate Merger Consideration payable to each share of Company Capital Stock or Vested Company Stock Right pursuant to this Section 2.01(c) is referred to as the "Merger Consideration" with respect to such share of Company Capital Stock or Vested Company Stock Right.

                  (iii) As of the Effective Time, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any shares of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive a portion of the Aggregate Merger Consideration as provided in this Section 2.01(c), in accordance with Section 2.02.

            (d) Stock Rights. At the Effective Time (i) each Vested Company Stock Right which is then outstanding shall be canceled and (ii) in consideration of such cancellation, Parent shall pay to the holders of Vested Company Stock Rights ("Optionholders") an amount in respect of each Vested Company Stock Right equal to the excess of the Merger Consideration Per Common Share (subject to any adjustment thereto pursuant to Sections 2.01(e) and 2.01(f))
over the exercise price of such Vested Company Stock Right, if any (such payment to be net of Taxes required by law to be withheld with respect thereto). No payment shall be made with respect to any Company Stock Right having an exercise price greater than the Merger Consideration Per Common Share or with respect to any Company Stock Right that is not vested, and any such Company Stock Right shall be cancelled without any right to receive consideration.

            (e) Working Capital Escrow. Parent shall deposit in escrow with the escrow agent identified in the form of the Escrow Agreement attached hereto as Exhibit 2.01(e) (the "Working Capital Escrow Agreement"), Two Million Dollars ($2,000,000.00) (the "Working Capital Escrow Amount") of the Aggregate Merger Consideration issuable to the holders of Company Common Stock in exchange for such shares of Company Common Stock, which amount shall be held and disbursed in accordance with the terms of such Working Capital Escrow Agreement following the determination of the Working Capital (as hereinafter defined).

            (f)   Working Capital Adjustment.

                  (i) The parties agree that the determination of the amount of Aggregate Merger Consideration was based on the Company's delivery of Working Capital at the Closing in the amount of Twelve Million Dollars ($12,000,000.00) (the "Target Working Capital"). Accordingly, no less than three (3) business days prior to the Closing Date, the Company shall prepare and deliver to Parent for Parent's review an estimated balance sheet representing the Company's good faith estimate of the Working Capital of the Company as of the close of business on the Closing Date, based on the books and records of the Company and applied on a basis consistent with the audited balance sheet of the Company as of December 31, 2003 ("Estimated Working Capital"). "Working Capital" means the current assets of the Company (excluding Cash, but including, for the avoidance of doubt, any Tax benefit arising out of payments made or accrued by HRA or the Company on or prior to the Closing Date as a result of (i) payments made to the holders of Vested Company Stock Rights pursuant to Section 2.01(d) hereof, (ii) bonus or non-competition payments made to employees and (iii) the write-off of expenses incurred in connection with indebtedness for borrowed money paid off on the Closing Date), less the current liabilities of the Company (excluding the current portion of indebtedness for money borrowed and accrued interest thereon, but including, for the avoidance of doubt, any Transaction Expenses (to the extent not paid), any special bonus or noncompetition payments owing to employees (other than those provided in the agreements referenced in the Preamble hereto), regular bonus amounts for employees pro rated through the Closing Date, all paid time off through the Closing Date, and the items on
Schedule 2.01(f), all of which shall be accrued as of the Closing Date unless previously paid), calculated in accordance with GAAP.

                  (ii) If the Estimated Working Capital is less than the Target Working Capital, then the Aggregate Merger Consideration will be decreased on a dollar-for-dollar basis by the amount of such deficiency.

                  (iii) As promptly as practicable following the Closing Date, but in any event within forty-five (45) calendar days after the Closing Date, Parent will prepare a working capital statement of the Company as of the close of business on the Closing Date in accordance with GAAP applied on a basis consistent with the audited balance sheet of the Company at December 31, 2003, (the "Parent Working Capital Statement"). Notwithstanding the foregoing, if Parent, together with its independent accounting firm, determines that, in order to comply with GAAP, the Parent Working Capital Statement must be prepared on a basis different from the audited balance sheet of the Company as December 31, 2003, Parent shall set forth such changes and the reasons therefor in the Parent Working Capital Statement and accompanying correspondence. The Shareholder Representative agrees to provide reasonable assistance to Parent and its advisors in connection with the preparation of the Parent Working Capital Statement. Parent shall deliver the Parent Working Capital Statement to the Shareholder Representative.

                  (iv)  The Shareholder Representative shall have forty-five
(45) calendar days following receipt of the Parent Working Capital Statement during which to notify the Parent of any dispute of any item contained in the Parent Working Capital Statement, which notice shall set forth in reasonable detail the basis for such dispute and the Shareholder Representative's calculation of the final working capital as it differs from the calculation set forth in the Parent Working Capital Statement. If the Shareholder Representative does not notify the Parent of any dispute within such forty-five (45) calendar-day period, the Parent Working Capital Statement shall be deemed to be the Final Closing Date Working Capital Statement (as hereinafter defined). The parties hereto shall cooperate in good faith to resolve any dispute as promptly as possible, and upon such resolution, the Final Closing Date Working Capital Statement shall be prepared in accordance with the agreement of the parties hereto.

                  (v) If the parties are unable to resolve any dispute regarding the Parent Working Capital Statement within fifteen (15) calendar days (or such longer period as the Parties shall mutually agree in writing) of notice of a dispute from the Shareholder Representative, the parties shall engage the Atlanta office of KPMG LLP (the "Arbitrator") to resolve the issues having a bearing on such dispute and such resolution shall be final and binding on the parties. The Arbitrator shall use commercially reasonable efforts to complete its work within thirty (30) calendar days of its engagement. The expenses of the Arbitrator shall be shared equally by Parent and Shareholders. The Parent Working Capital Statement as finally determined pursuant to this Section 2.01(f) is referred to herein as the "Final Closing Date Working Capital Statement" and the Working Capital amount stated in the Final Closing Date Working Capital Statement is referred to herein as the "Final Working Capital."

                  (vi) Within ten (10) days after the determination of the Final Closing Date Working Capital Statement in accordance with this Section 2.01(f), (w) if the Estimated Working Capital was less than the Target Working Capital and if Final Working Capital is less than the Estimated Net Working Capital, then the Shareholders shall pay to Parent an aggregate amount equal to the absolute difference between the Final Working Capital and the Estimated Working Capital, (x) if the Estimated Working Capital was less than the Target Working Capital but the Final Working Capital is greater than the Estimated Working Capital, then the Parent shall pay to the Shareholders and Optionholders in cash an aggregate amount equal to the absolute difference between the Final Working Capital and the Estimated Working Capital, (y) if the Estimated Working Capital was greater than the Target Working Capital and the Final Working Capital is less than the Target Working Capital, then the Shareholders shall pay to Parent an aggregate amount equal to the absolute difference between the Target Working Capital and the Final Working Capital, and (z) if the Estimated Working Capital is greater than the Target Working Capital and the Final Working Capital is greater than the Target Working

Capital, then Parent shall pay to the Shareholders and Optionholders in cash an aggregate amount equal to the absolute difference between the Final Working Capital and the Target Working Capital. Any payments required to be made pursuant to this Section 2.01(f) by the Shareholders shall initially be made from the Working Capital Escrow Amount in accordance with the terms of the Working Capital Escrow Agreement, and (a) if the Working Capital Escrow Amount is insufficient, payments required to be made pursuant to this Section 2.01(f) by the Shareholders shall be made from the Indemnification Escrow Amount or (b) if the Indemnification Escrow Amount is not sufficient, the Shareholders shall pay such deficiency in proportion to their Proportional Amount, or (c) if the Working Capital Escrow Amount is in excess of the aggregate amount owed to Parent, any remaining funds in the Working Capital Escrow Account shall be released promptly to the Shareholder Representative for the benefit of the holders of Company Capital Stock and Vested Company Stock Rights.

                  (vii) Nothing in this Section 2.01(f), including the preparation of the Final Working Capital Statement or the agreement by the parties on the Final Working Capital, shall impair the ability of Parent to rely on the representations and warranties of the Company and HRA or diminish the indemnification obligations of the Company or HRA set forth in this Agreement.
(g) Shareholder Representative Account. Parent shall pay to Shareholder Representative out of the Merger Consideration and for the benefit of holders of the Company Capital Stock, to such account as shall be specified in writing by the Shareholder Representative, the amount of Three Hundred Thousand Dollars ($300,000.00) which shall be used by the Shareholder Representative in its sole discretion to (i) pay any Transaction Expenses which are not paid or accrued as of the Closing Date, and (ii) to defray, offset, settle or pay any Liabilities or expenses of the Company or the Shareholders incurred in connection with the transactions contemplated by this Agreement and to pay out-of-pocket expenses, including reasonable fees and expenses of advisers, incurred by the Shareholder Representative in its capacity as such. At such time as the Shareholder Representative shall determine, in its sole discretion, that it no longer needs to hold funds for the purposes set forth in the immediately preceding sentence, the Shareholder Representative shall distribute any remaining amounts received under this Section 2.01(g) to the holders of the Company's Common Stock in proportion to the consideration received by each such person for his Company Common Stock. Parent and Acquisition Subsidiary shall have no liability or responsibility to the holders of Company Capital Stock with respect to this
Section 2.01(g).

      SECTION 2.02. Payment Procedures.

            (a) Payment Procedure. Immediately after the Effective Time, each holder of record of outstanding shares of Company Capital Stock, as represented in the stock records of the Company immediately prior to the Effective Time, whose shares of Company Capital Stock were converted into the right to receive consideration pursuant to Section 2.01(c), shall receive from the Surviving Corporation, and the Parent shall cause the Surviving Corporation to provide, the consideration as set forth in Section 2.01(c). Immediately after the Effective Time, each holder of record of a Vested Company Stock Right whose Vested Company Stock Rights were converted into the right to receive consideration pursuant to Section 2.01(d), shall receive from the Surviving Corporation, and the Parent shall cause the Surviving Corporation to provide, the consideration (net of Taxes required by law to be withheld with respect thereto) as set forth in Section 2.01(d). The consideration otherwise payable to holders of Company Common Stock and Vested Company Stock Rights shall be reduced by the amount payable pursuant to Section 2.01 (e). The consideration otherwise payable to holders of Company Common Stock shall also be reduced by the amount payable pursuant to Sections 9.02(b) and 2.01 (g). Merger Consideration shall be paid to holders of Company Capital Stock and Vested Company Stock Rights by mailing a check to such address as the Company shall specify in writing to Parent at least five (5) business days prior to the Closing Date (or, in the case of a holder who receives at least One Hundred Thousand Dollars ($100,000) of Aggregate Merger Consideration, by wire transfer to such account as may be specified by the Company to Parent within such time period).

            (b) No Further Ownership Rights in Company Capital Stock; Transfer Books. The Merger Consideration paid in accordance with the terms of this
Article II upon conversion of any shares of Company Capital Stock or Vested Company Stock Rights shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock or Vested Company Stock Rights and each Shareholder waives any other claim or right in respect thereto or otherwise in their capacity as a holder of Company Capital Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Capital Stock or Company Stock Rights that were outstanding immediately prior to the Effective Time. As a condition to receiving payment pursuant to Section 2.02
(a), each holder of a Vested Company Stock Right shall deliver to the Company for cancellation any agreement evidencing such Vested Company Stock Right.

            (c) Withholding Rights. Parent, Acquisition Subsidiary or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Capital Stock or a Vested Company Stock Right pursuant to this Agreement, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by Parent, Acquisition Subsidiary, or the Surviving Corporation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock or Vested Company Stock Rights in respect of which such deduction and withholding was made by Parent, Acquisition Subsidiary or the Surviving Corporation.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

      Each of the Shareholders, severally but not jointly, hereby represents and warrants, as of the date of this Agreement, as follows:

      SECTION 3.01. Authority. Such Shareholder has all requisite power and authority to enter into this Agreement and the documents and instruments to be executed and delivered by the Shareholders pursuant hereto, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by such Shareholder of this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto have been duly authorized by all requisite action (including all corporate, trust or similar action if necessary), and no other proceedings on the part of such Shareholder are necessary to approve this Agreement or the documents and instruments to be executed and delivered by it pursuant hereto, or to consummate the transactions contemplated hereby or thereby. This Agreement and the documents and instruments to be executed and delivered pursuant hereto are and will be duly executed and delivered by such Shareholder and are and will be the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereinafter in effect relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

      SECTION 3.02. Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement or the documents and instruments to be executed and delivered pursuant hereto by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby or thereby, nor compliance by such Shareholder with any of the provisions hereof or thereof, does or will
(i) conflict with or result in any breach of any provision of the organization documents of such Shareholder (if such Shareholder is not an individual), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or result in the creation of any Lien in or upon any of the properties or assets of such Shareholder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, approval or notice under, any of the terms, conditions or provisions of any agreement to which such Shareholder is a party or (iii) violate any order, writ, injunction, decree, statute, law, rule or regulation applicable to such Shareholder or such Shareholder's properties or assets.

      SECTION 3.03. Title to Shares. Such Shareholder is the beneficial and record owner of the shares of Company Capital Stock owned by him, her or it as set forth on Schedule 4.02(a). All shares of Company Capital Stock owned by such Shareholder are duly authorized, validly issued, fully paid and nonassessable. Such Shareholder owns good and marketable title to his, her or its shares of Company Capital Stock, free and clear of all Liens.

      SECTION 3.04. Sole Representations and Warranties. The representations and warranties set forth in this Article III, together with any certificate or other statement made by the Shareholders pursuant to this Agreement, constitute the only representations and warranties of the Shareholders in connection with this Agreement and the transactions contemplated hereby.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants, as of the date of this Agreement as follows:

      SECTION 4.01. Organization; Good Standing. The Company and HRA are each corporations duly organized, validly existing and in good standing under the laws of the State of New Jersey, have all requisite power and authority to own and operate their respective property (including the operation of leased property) and to carry on their respective businesses as they are now being conducted, and are duly qualified or licensed as foreign corporations to do business and are in good standing in each jurisdiction (all of which jurisdictions, if any, are listed on Schedule 4.01 hereto) in which the character of the property owned or the nature of the business transacted by them makes such qualification or licensing necessary, except as would not reasonably be expected to have a Material Adverse Effect. True and complete copies of each of the Company's and HRA's Certificate of Incorporation and Bylaws (including all amendments thereto), as in effect on the date hereof, have been delivered, or made available, to Parent and Acquisition Subsidiary.

      SECTION 4.02. Capitalization; Title to Shares.

            (a) The authorized Company Capital Stock consists solely of 8,000,000.0000 shares of Company Common Stock and 400,000.0000 shares of Company Preferred Stock. As of the date hereof, (i) 5,634,158.6442 shares of Company Common Stock are issued and outstanding (consisting of 5,501,258.9242 shares of Class A Voting Common Stock, no par value per share (the "Voting Common Stock") and 132,899.7200 shares of Class B Non-Voting Common Stock, no par value per share (the "Non-Voting Common Stock")), (ii) 87,007.4267 shares of Company Preferred Stock are issued and outstanding (consisting of 52,007.4262 shares of Series A Redeemable Preferred Stock, $.01 par value per share, and 35,000.0005 shares of Series B Redeemable Preferred Stock, $.01 par value per share), (iii) no shares of Company Common Stock or Company Preferred Stock are held by the Company as treasury shares, and (iv) 291,560.51 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Company Stock Rights. All outstanding shares of Company Common Stock and Company Preferred Stock (a) are validly issued, fully paid and non-assessable, (b) are free and clear of all Liens, and (c) were not issued in violation of the preemptive rights of any Person or any agreement or laws, statutes, orders, decrees, rules, regulations and judgments of any Governmental Entity by which the Company, at the time of issuance, was bound. Schedule 4.02(a) is a true and complete list of all outstanding Company Capital Stock, the names of the record holders thereof, and the number of shares of each class or series of Company Capital stock held of record by each such holder.

            (b) Schedule 4.02(b) is a true and complete list of all outstanding Company Stock Rights, the number of shares subject to each such Company Stock Right, the amount vested, the grant dates and exercise prices thereof and the names of the holders thereof. The Company has taken all required action, including, without limitation, obtaining all necessary consents and adopting all necessary resolutions to terminate as of the Effective Time all Stock Plans and to cause each Company Stock Right to be cancelled or converted in the manner contemplated by Section 2.01(d).

            (c) Except as set forth above, there are no outstanding subscriptions, options, rights, warrants or other commitments entitling any person to purchase or otherwise subscribe for or acquire any shares of the Company Capital Stock or any security convertible into or exchangeable for shares of the Company Capital Stock, nor is there presently outstanding any security convertible into or exchangeable for shares of the Company Capital Stock, nor has the Company entered into any agreement with respect to any of the foregoing. Except as set forth in the Company's Certificate of Incorporation, the Company has no obligation to repurchase, redeem or otherwise acquire any shares of the Company Capital Stock of, or other equity or voting interests in, the Company or to pay any dividend or make any other distribution in respect thereof. There are no irrevocable proxies and no voting agreements to which the Company is a party with respect to any shares of the Company Capital Stock or other voting securities of the Company. Except as set forth on Schedule 4.02(c), there are no outstanding rights to demand registration of securities of the Company or to sell securities of the Company in connection with a registration by the Company under the securities laws.

      SECTION 4.03. Subsidiaries. Except as set forth in Schedule 4.03, the Company does not have, nor has the Company ever had, any subsidiaries, and the Company does not own, nor has the Company ever owned, directly or indirectly, any capital stock of, or other equity or voting interests in, any corporation, partnership, limited liability company, joint venture, association or other entity.

      SECTION 4.04. Authority Relative to this Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and the documents and instruments to be executed and delivered by the Company pursuant hereto, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto have been duly authorized by the Company's Board of Directors (including any committees of the Board of Directors, to the extent applicable) and holders of the Company's Capital Stock (subject to the right of the holders of the Company's Capital Stock to revoke their consent pursuant to Section 14A:5-6 of the NJBCA) and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or the documents and instruments to be executed and delivered by it pursuant hereto, or to consummate the transactions contemplated hereby or thereby. The only vote of holders of any class or series of the Company's Capital Stock necessary to approve and adopt this Agreement and the Merger is the Requisite Vote. In furtherance of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, determined that the terms of the Merger are fair to and in the best interests of the Company and its shareholders, and recommended that the shareholders of the Company adopt and approve this Agreement. Holders of the Company's Capital Stock do not have dissenters' or "appraisal" rights under New Jersey law. This Agreement and the documents and instruments to be executed and delivered pursuant hereto are and will be duly executed and delivered by the Company and are and will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereinafter in effect relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

      SECTION 4.05. Consents and Approvals; No Violations.

            (a) Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and the filing and recordation of the Certificate of Merger as required by the NJBCA, no filing or registration with, and no permit, authorization, consent or approval of, any federal, state or local government, or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, including courts of competent jurisdiction ("Governmental Entity"), is necessary on the Company's part for the consummation by the Company of the transactions contemplated by this Agreement.

            (b) Except as set forth on Schedule 4.05(b), neither the execution and delivery of this Agreement or the documents and instruments to be executed and delivered pursuant hereto by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or similar constituent document of the Company or HRA, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or result in the creation of any Lien in or upon any of the properties or assets of the Company or HRA under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, approval or notice under, any of the terms, conditions or provisions of any Contract to which the Company or HRA is a party or by which their properties are bound, or (iii) violate any order, writ, injunction, decree, statute, law, rule or regulation applicable to the Company or HRA or the Company's or HRA's properties or assets.

      SECTION 4.06. Financial Statements and Accounting Controls.

            (a)   Schedule 4.06(a) contains true, correct and complete copies of
(i) the audited consolidated balance sheets of the Company as of December 31, 2003, 2002 and 2001, respectively, and the related audited consolidated statements of income, retained earnings and cash flow for the fiscal years then ended, together with the notes thereto (the "Audited Statements"); and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2004, and the related unaudited consolidated statements of income, retained earnings and cash flow for the three-month period then ended, prepared by the Company (the "Unaudited Statements"). All such statements (collectively, the "Financial Statements") have been prepared from, and are in accordance with, the books and records of the Company, which books and records are maintained in accordance with GAAP consistently applied, and such books and records have been maintained on a basis consistent with the past practice of the Company. The Financial Statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis and fairly present the financial position of the Company as of the dates indicated and the results of the Company's operations and cash flows for the periods then ended (subject, in the case of the Unaudited Statements, to normal year-end audit adjustments (which in the aggregate will not be material) and the lack of footnotes).

      For the purposes hereof, the audited consolidated balance sheet of the Company as at December 31, 2003 is referred to as the "Balance Sheet" and December 31, 2003 is referred to as the "Balance Sheet Date".

            (b) The Company and HRA (i) have in place appropriate financial controls and procedures, (ii) have complied with such procedures in all material respects, and (iii) have not received a written notification from any accountants, independent auditors or other consultants engaged by the Company or HRA challenging the adequacy or requesting modification of such financial controls and procedures. Such controls and procedures (A) are sufficient to ensure that all material information is included in the Financial Statements or otherwise known to management and (B) contain no deficiencies in the design or operation of such controls and procedures that are reasonably likely to materially adversely affect the ability of the Company or HRA to record, process, summarize and report financial and other relevant information.

      SECTION 4.07. Absence of Undisclosed Liabilities. Except as disclosed in the Balance Sheet or Schedule 4.07, neither the Company nor HRA has any Liabilities other than Liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date and Transaction Expenses.

      SECTION 4.08. Absence of Certain Changes or Events. Since December 31, 2003, the Company and HRA have conducted their respective businesses only in the Ordinary Course of Business and there has not been:

            (a) an event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect;

            (b) any material damage, destruction, or loss (whether or not covered by insurance) affecting the Company's or HRA's properties, assets, business, or prospects, or any known threat to take by condemnation or eminent domain any Real Property;

            (c) any executory purchase commitment which is in any material respect in excess of normal business requirements;

            (d) the declaration or payment of any dividend or distribution on any of the Company's capital stock other than in cash;

            (e) any grant of an increase or any commitment to increase the salary or wages paid to or benefits provided to and any bonus paid or payable to any director or employee of the Company or HRA, except for increases of salary or wages granted at such times and in such amounts as are consistent with the past practice of the Company or HRA;

            (f) any Indebtedness incurred, aside from trade payables incurred in the Ordinary Course of Business;

            (g) any Liability incurred or assumed, or any Contract entered into or assumed involving more than one hundred thousand dollars ($100,000) in each instance, except in the Ordinary Course of Business;

            (h) any loan or advance to a third party or advances to employees other than in the Ordinary Course of Business;

            (i) any payment of, or commitment to pay, any severance or termination pay to any officer, director, consultant, agent, employee or shareholder;

            (j) any change in accounting methods or practices or any change in depreciation or amortization policies or rates;

            (k) any purchase, sale, abandonment or other disposition of material assets or properties in anticipation of this Agreement, or any purchase, lease, sale, abandonment or other disposition of assets, except in the Ordinary Course of Business;

            (l) any acquisition of all or any substantial part of the stock or the business or operating assets of any other Person;

            (m)   any waiver or release of any material rights;

            (n) any cancellation or compromise of any debts owed to the Company or HRA or known claims against others exceeding $25,000 or any payment of any debts owed by the Company or HRA by others on behalf of the Company or HRA;

            (o) any sale, transfer, grant or expiration of any material rights under any Contract with respect to any Intellectual Property Rights; or

            (p) any redemption, purchase or acquisition of any shares of the Company's or HRA's capital stock or any issuance of any shares of the Company's or HRA's capital stock or securities convertible into its capital stock, other than the grant of Company's options in the Ordinary Course of Business.

      SECTION 4.09. Contracts and Commitments. Schedule 4.09 lists each of the following Contracts to which the Company or HRA is a party except for any contracts that may be terminated without liability or penalty on not more than ninety (90) days' notice (collectively, "Material Contracts"):

            (a) Contracts with any present or former shareholder, director, officer, employee, partner or consultant;

            (b) Contracts for the purchase or sale of supplies or products, or for the performance of services by a third party, in excess of $100,000 in any individual case;

            (c) Contracts relating to the incurrence of Indebtedness or the making of any loans, in each case involving amounts in excess of $100,000;

            (d) Contracts limiting or restraining the Company or HRA from engaging or competing in any line of business or any geographical area;

            (e) Contracts relating to any material license, franchise or distributorship, or copyright, or to any ideas, technical assistance or other know-how of or used by the Company or HRA;

            (f) Contracts for capital expenditures or the acquisition or construction of fixed assets requiring payment by the Company or HRA of $100,000 individually, or $500,000 in the aggregate;

            (g) any Contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with the transactions contemplated hereby;

            (h) any Contract granting any third party a Lien on all or any material part of any assets;

            (i) any Contract for the cleanup, abatement or other actions in connection with, or the remediation of, any existing environmental condition or relating to the performance of any environmental audit or study;

            (j) any Contract granting to any third party an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets;

            (k) any joint venture or partnership Contract or other contract providing for the sharing of profits;

            (l)   any arrangement not in the Ordinary Course of Business; and

            (m)   all powers of attorney given to any Person.

      True and complete copies of all Material Contracts have been made available to Parent. Except as set forth in Schedule 4.09, the Company, HRA and, to the Company's Knowledge, each other party to each Material Contract has performed each material term, covenant, and condition of each Material Contract which is to be performed by them at or before the date hereof and there is not an existing or claimed default thereunder. Each of the Material Contracts is in full force and effect and constitutes the legal, binding and enforceable obligation of the Company or HRA, and to the Company's Knowledge, the other parties thereto. There is no actual or, to the Company's Knowledge, threatened termination, cancellation or limitation of any Material Contract.

      Section 4.10. Real Property.

            (a)   Neither the Company nor HRA owns any real property. Schedule
4.10 contains a true and correct description of all real property (the "Real Property") leased by the Company or HRA, including all improvements located thereon. The Company and HRA have valid and binding leases for each such property (the "Real Property Leases"), and there are no defaults by the Company or HRA, or to the Company's Knowledge, by any other party thereto, which might curtail in any material respect the present use by the Company and HRA of any Real Property, except as set forth on Schedule 4.10 hereto. Parent and Acquisition Subsidiary have been provided with true and complete copies of such Real Property Leases. There are no condemnation or expropriation or similar proceedings pending or, to the Company's Knowledge, threatened, against any of the Real Property or the improvements thereon. There are no encroachments, leases, easements, covenants, restrictions, reservations or other burdens of any nature which may impair in any material respect the use of any such Real Property in a manner consistent with past practices, nor does any part of any building structure or any other improvement thereon encroach on any other property.

            (b) There is no material violation by the Company or HRA of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to zoning, city planning or similar matters) relating to any Real Property.

      SECTION 4.11. Environmental Matters.

            (a) The Company and HRA, the Business operations and their respective properties (whether currently or formerly owned, leased or operated by the Company or HRA or any of their predecessors) are, and have been, in material compliance with all federal, state and local environmental Laws, there are no present or past Environmental Conditions relating to or which could reasonably be expected to adversely affect the Company or HRA, or their respective businesses or condition (financial or otherwise), nor are there any proceedings, pending or threatened, alleging that the Company or HRA is a responsible party or potentially responsible party under any federal, state or local environmental Law or otherwise related to any alleged Environmental Condition. For the purposes of this Agreement, "Environmental Condition" means
(i) the introduction into the environment of any pollution, including without limitation any contaminant, irritant or pollutant or other toxic or hazardous substance, in violation of any federal, state or local law, ordinance or governmental rule or regulations, as a result of any spill, discharge, leak, emission, escape, injection, dumping or release of any kind whatsoever of any substance or exposure of any type in any work places or to any medium, including without limitation air, land, surface waters or ground waters, or from any generation, transportation, treatment, discharge, storage or disposal of waste materials, raw materials, hazardous materials, toxic materials or products of any kind or from the storage, use or handling of any hazardous or toxic materials or other substances, and (ii) any noncompliance with any federal, state or local environmental Law or order as a result of or in connection with any of the foregoing.

            (b) Each of the Company and HRA has obtained any permits, licenses, approvals, consents, orders, and authorizations which are required by any federal, state or local environmental Law in connection with the ownership, use, or lease of its assets ("Environmental Permits"). Schedule 4.11(b) contains a true, complete and accurate listing and description of, and, promptly following execution hereof, the Company will make available to Parent true and complete copies of any Environmental Permit. Except as described in Schedule 4.11(b), the Company and HRA are in compliance with each such Environmental Permit, and no Environmental Permit restricts the Company or HRA from operating any equipment covered by such Environmental Permit as currently conducted.

            (c) The Company has delivered, or caused to be delivered or made available, to Parent true and complete copies of each contract or agreement under which the Company or HRA retained Liability for environmental matters, agreed to indemnify third parties with respect to environmental matters, or is indemnified by a third party with respect to environmental matters.

      SECTION 4.12. Intellectual Property Rights.

            (a) Each of the Company and HRA owns, or is validly licensed or otherwise has the right to use all patents, patent applications, trademarks, trademark rights, trade names, trade name rights, domain names, service marks, service mark rights, copyrights, technical know-how and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") which are material to the Business, taken as a whole, all of which are listed on Schedule 4.12.

            (b) No claims are pending or, to the Company's Knowledge, threatened that the Company or HRA is infringing (including with respect to the manufacture, use or sale by the Company or HRA of their respective commercial products) any material right of any person with regard to any Intellectual Property Right. As of the date of this Agreement, to the Knowledge of the Company, no person or persons are infringing any material right of the Company or HRA with respect to any Intellectual Property Right.

            (c) No claims are pending or, to the Company's Knowledge, threatened with regard to the ownership by the Company or HRA of any of their respective material Intellectual Property Rights.

      SECTION 4.13. Licenses. Schedule 4.13 is a true and complete list of all licenses, notifications, permits, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations, and applications therefor held by and necessary for the conduct of the operations of the Company and HRA (including those necessary for the Company and HRA to receive reimbursement from the Medicare program, Medicaid program or other federal health care programs or state health care programs) and issued by, or submitted by the Company or HRA to, any Governmental Entity or other Person (collectively, the "Licenses"). Each of the Company and HRA owns or possesses all of the Licenses which are necessary or required to enable it to carry on its operations in the manner conducted by them. All Licenses are valid, binding, and in full force and effect. No License has been revoked, conditioned or restricted, nor have the Company or HRA received any notice of any pending action or recommendation to do any of the foregoing. Except as set forth in
Schedule 4.13, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect any License.

      SECTION 4.14. Title to Assets.

            (a) Each of the Company and HRA has good and marketable title to, or valid leasehold interests in, all its properties and other assets it purports to own. Except as set forth in Schedule 4.14(a), all such properties and other assets, other than properties and other assets in which the Company or HRA has a leasehold interest, are free and clear of all Liens. The Company and HRA hold all rights, properties and assets that are necessary to permit the Surviving Corporation to continue the business and operations of the Company and HRA after the Effective Time in a manner consistent with past practice.

            (b) Each of the Company and HRA has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.

      This Section 4.14 does not relate to any matters with respect to intellectual property, which are addressed solely in Section 4.12.

      SECTION 4.15. Corporate Minute Books. The minute books of the Company and HRA contain materially accurate records of all meetings and other corporate actions of its shareholders and directors and committees of directors (if any). Promptly following execution hereof, the Company will make available to Parent true and complete copies of such minute books.

      SECTION 4.16. Taxes.

            (a) Each of the Company and HRA has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all income Tax Returns and all other material Tax Returns required to be filed by it and such Tax Returns are correct and complete in all respects and have been prepared in compliance with all applicable laws and regulations. Each of the Company and HRA has paid all Taxes owed by it (whether or not shown on any Tax Return), and has adequately reflected in accordance with GAAP as a reserve for Taxes in the most recent Financial Statements all Taxes accrued but not yet owed by it. No claim has been made by any authority in a jurisdiction where the Company or HRA does not file a Tax Return that such entity may be subject to Taxes by that jurisdiction. As of the date hereof, neither the Company nor HRA currently is the beneficiary of any extension of time within which to file any Tax Return, except as set forth on Schedule 4.16. There are no liens for Taxes (other than Taxes not yet due and payable or Taxes the validity of which is being contested in good faith) upon any of the assets of the Company or HRA.

            (b) As of the date hereof, (i) no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or HRA which has not been fully paid or for which funds have not been adequately reserved, and (ii) neither the Company nor HRA has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (c) No officer (or employee responsible for Tax matters) of any of the Company or HRA expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state or local tax audits are pending or being conducted with respect to the Company or HRA. Neither Company nor HRA has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company or HRA have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company or HRA. Schedule 4.16(i) lists all federal, state, local, and foreign Tax Returns filed with respect to Company or HRA that have been audited, and indicates those Tax Returns that currently are the subject of audit.

            (d)   The Company has provided or otherwise made available to Parent
(i) all federal income Tax Returns relating to the three preceding taxable years and (ii) all audit reports issued within the three preceding taxable years relating to federal income Taxes due from or with respect to the Company or HRA.

            (e) The Company and HRA have duly withheld and paid in compliance, with applicable Laws, rules and regulations, all Taxes that it is required to withhold and pay relating to amounts heretofore paid or owing to any employee, independent contractor, creditor, stockholder or any other Person.

            (f) Neither Company nor HRA has filed a consent under Code Section 341(f) concerning collapsible corporation (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003). Neither Company nor HRA is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G or any corresponding provision of state, local or foreign Tax law. Neither Company nor HRA has been a United States real property holding corporation within the meaning of Code
Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of Company and HRA has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither Company nor HRA is a party to or bound by any Tax allocation or sharing agreement. Neither Company nor HRA (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any Person (other than any of Company and HRA) under Treas. Reg. Section 1.1502-6(or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (g) The unpaid Taxes of Company and HRA (A) did not, as of March 31, 2004, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the unaudited consolidated balance sheet of the Company as of March 31, 2004 (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company and HRA in filing their Tax Returns. Since March 31, 2004, neither Company nor HRA has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

            (h) Neither Company nor HRA will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law) with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date; (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

            (i) Neither Company nor HRA has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code
Section 355.

            (j) For purposes of this Agreement: (i) "Tax" or "Taxes" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, as well as liability for the taxes of any other Person under Treas. Reg.
Section 1.1502-6; (ii) "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof; and (iii) "Affiliated Group" shall mean any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision for state, local or foreign Tax law.

      SECTION 4.17. Employees; Benefit Plans.

            (a) Schedule 4.17(a) lists each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any other material employee plan or agreement maintained by the Company or HRA (each, a "Company Benefit Plan"). The Company has made available to Parent correct and complete copies of (i) each Company Benefit Plan (or, in the case of any such Company Benefit Plan that is unwritten, descriptions thereof), (ii) the most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the "IRS") with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan. Each Company Benefit Plan maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries has been administered in all material respects in accordance with its terms. The Company, HRA and the Company Benefit Plans are in material compliance with the applicable provisions of ERISA, the Code and all other applicable Laws.

            (b) All Company Benefit Plans that are "employee pension plans" (as defined in Section 3(3) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a "Company Pension Plan") that are maintained, contributed to or required to be contributed to by the Company or HRA are so qualified and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan. The Company has made available to Parent a correct and complete copy of the most recent determination letter received with respect to each Company

Pension Plan maintained, contributed to or required to be contributed to by the Company or HRA, as well as a correct and complete copy of each pending application for a determination letter, if any.

            (c) All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent Financial Statements. No Company Pension Plan has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

            (d) Collective Bargaining Agreements; Labor Relations. Except as set forth on Schedule 4.17(d),

                  (i) none of the Company's or HRA's employees is covered by a collective bargaining agreement and there is no union or other organization seeking or claiming to represent any such employees;

                  (ii) there is no labor dispute, strike, work stoppage or lockout, or, to the Company's Knowledge, threat thereof, by or with respect to any employee;

                  (iii) the Company and HRA have not engaged in any unfair labor practice, and the Company is not aware of any pending or threatened labor board proceeding of any kind, including any such proceeding against the Company or HRA;

                  (iv) no grievance or arbitration demand or proceeding has been filed, or to the Company's Knowledge, is threatened against the Company or HRA;

                  (v) no citation has been issued by "OSHA" against the Company or HRA and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving the Company or HRA has been filed or is pending or, to the Company's Knowledge, threatened against the Company or HRA under OSHA or any other applicable law relating to occupational safety and health;

                  (vi) neither the Company nor HRA has not taken any action that would constitute a "mass layoff," "mass termination" or "plant closing" within the meaning of the United States Worker Adjustment and Retraining Notification Act or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law;

                  (vii) the Company and HRA are in material compliance with all applicable laws, regulations and orders and all contracts or collective bargaining agreements governing or concerning labor relations, union and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including, without limitation, ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, FMLA, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health

Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973 and all regulations under such acts (collectively, the "Labor Laws"), and neither the Company nor HRA is liable for any liabilities, judgments, decrees, orders, arrearage of wages or Taxes, fines or penalties for failure to comply with any of the Labor Laws.

                  (e) Termination of Company Benefit Plans. If so requested by the Parent, the Company shall take all appropriate corporate actions to terminate each Company Benefit Plan that is or contains a cash or deferred arrangement under Code section 401(k) prior to Closing. The Parent shall receive all filings, notices and correspondence relating to such termination(s) and shall be consulted with respect to any objections raised by any Governmental Entity or other person with respect to such termination(s) or wind-up.

                  (f) Except as set forth in Schedule 4.17(f), neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will (i) result in any payment (including without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former employees of the Company or HRA, (ii) increase any benefits otherwise payable under any Company Benefit Plan to any such employee, (iii) result in any acceleration of the time of payment or vesting of any such benefits or (iv) for any Company Benefit Plan which is an employee welfare benefit plan as defined in Section 3(1) of ERISA, result in a material increase in premium costs or self-insurance benefits costs.

      SECTION 4.18. Insurance. Schedule 4.18 hereto contains an accurate list of the insurance policies currently maintained by the Company and HRA. Except as set forth on Schedule 4.18, there are currently no claims pending against the Company or HRA under any insurance policies currently in effect and covering the property, business, directors, agents or employees of the Company or HRA, and all premiums due and payable with respect to the policies maintained by the Company and HRA have been paid to date. All such policies are in full force and effect and will be maintained in full force and effect as they apply to any matter, action or event occurring through the Effective Time and none requires or permits a retroactive increase in premiums or payments due thereunder. The Company and HRA maintain insurance with reputable insurers for the business and assets of each such entity against all risks normally insured against, and in amounts normally carried, by corporations of similar size engaged in similar lines of business.

      SECTION 4.19. Litigation. Except as set forth on Schedule 4.19, there is no legal action, suit, arbitration, or other legal or administrative proceeding or investigation (including any audits or subpoenas) before any Governmental Entity pending or, to the Company's Knowledge threatened against, or involving the Company or HRA that are brought by any Governmental Entity or other third party. None of such actions, suits, arbitrations or other proceedings or investigations, if adversely determined, would be likely, individually or in the aggregate, to have a Material Adverse Effect. The Company is not a party to or subject to any order, writ, injunction, decree, judgment or other restriction of any Governmental Entity.

      SECTION 4.20. Compliance with Laws. Each of the Company and HRA is in material compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity (individually a "Law," and collectively, "Laws") applicable to it, its properties or other assets or its business or operations. This Section 4.20 does not relate to any matters with respect to environmental matters and taxes, which are addressed solely in Section 4.11 and
Section 4.16, respectively.

      SECTION 4.21. Customers and Suppliers. Set forth on Schedule 4.21 are true and complete lists of the Company's and HRA's (i) customers (which for purposes of this Agreement shall include, without limitation, Payors) from which the Company or HRA has received in excess of (A) $1,000,000 for the period January 1, 2003 through December 31, 2003, or (B) $500,000 for the period January 1, 2004 through May 31, 2004, and (ii) suppliers who provided goods or services in excess of (A) $200,000 for the period January 1, 2003 through December 31, 2003 or (B) $100,000 for the period January 1, 2004 through May 31, 2004, such lists having been coded to preserve confidentiality of the identity of certain of such customers and suppliers. True and complete copies of all agreements with all such customers and suppliers have been made available to Parent, but which have been coded to preserve the identity of certain of such customers and suppliers. None of the Company's or HRA's customers or suppliers have indicated to the Company or HRA that they do not intend to continue to do business with the Company or HRA, nor, to the Company's Knowledge, has there been any adverse change in the Company's or HRA's relationship with any such customers or suppliers.

      SECTION 4.22. Certification for Reimbursement; Reimbursement from Third-Party Payors.

            (a) The Company and HRA have valid and existing participation agreements and/or provider and supplier agreements (including valid provider numbers)(the "Certifications") with (i) the Medicare program, the state Medicaid programs (within the states in which the Company or HRA conducts business) and other federal and state (within the states in which the Company or HRA conducts business) health care programs and (ii) such private non-governmental programs, including without limitation any private insurance program, under which the Company or HRA directly or indirectly is presently receiving payments (collectively (i) and (ii), the "Payors"), all of which are listed on Schedule
4.22. The Company and HRA possess all Certifications necessary to enable them to carry on their operations as presently conducted and for the Company and HRA to receive reimbursement from the Payors. Neither the Company nor HRA has ever been excluded, sanctioned, disciplined, or suffered any material adverse compliance action, with respect to any of the Certifications or with respect to their respective participation in the Payors' programs, nor has there been any decision not to renew any provider or third-party Payor agreement. There are no pending or, to the Company's Knowledge, threatened actions, investigations or circumstances, nor, to the Company's Knowledge, is there a basis for any action, investigation or circumstance which would adversely affect the Certifications, or the participation or renewal of participation in any Payors' program. True, complete and correct copies of all surveys of the Company and HRA or their predecessors in interest and conducted in connection with any Payor's program or licensing or accrediting body during the past two (2) years have been made available to Parent.

            (b) Each of the Company and HRA have timely filed all reports and billings required to be filed by it prior to the date hereof with respect to the Payors' programs and other insurance carriers and all such reports and billings are complete and accurate in all material respects and have been prepared in compliance with all applicable laws, regulations and manual provisions governing reimbursement and payment claims. Each of the Company and HRA has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports and billings and has no Liability under any Payors' program for any refund, overpayment, discount or adjustment. Neither the Company nor HRA has, through the Closing Date, received any notice of audit, recoupment, or claim review from any of the Payors with respect to any action or inaction or business conducted by the Company or HRA.

      SECTION 4.23. Notices. Except as set forth on Schedule 4.23, neither the Company nor HRA is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, including, but not limited to, change in ownership filings in connection with Medicare or Medicaid provider or supplier status. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

      SECTION 4.24. Inspections and Investigations. Neither the right of the Company or HRA, nor, to the Knowledge of the Company, the right of any licensed professional or other individual affiliated with the Company or HRA, to receive reimbursements pursuant to any Payor's program has been terminated or otherwise adversely affected as a result of any investigation or action, whether by any Governmental Entity or other third party. Neither the Company or HRA, nor, to the Knowledge of the Company, any licensed professional or other individual affiliated with the Company or HRA or who has provided services to the Company or HRA during the past three (3) years, has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Entity, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of such individual, nor has the Company or HRA received any notice of deficiency during the past three years in connection with its relationships with any Governmental Entity, trade association, professional review organization, accrediting organization or certifying agency. There are not presently, and at the Closing Date there will not be, any outstanding deficiencies or work orders of any Governmental Entity having jurisdiction over the Company or HRA, or their respective businesses or assets, or requiring conformity to any applicable agreement, Law or bylaw, including but not limited to, the Payor programs. Attached as part of Schedule 4.24 are copies of all reports, correspondence, notices and other documents relating to any matter described or referenced therein.

      SECTION 4.25. Certain Relationships. Neither the Company nor HRA has:

            (i) offered, paid, solicited or received anything of value, paid directly or indirectly, overtly or covertly, in cash or in kind ("Remuneration") to or from any physician, family member of a physician, or an entity in which a physician or physician family member has an ownership or investment interest, including, but not limited to:

                  (A) payments for personal or management services pursuant to a medical director agreement, consulting agreement, management contract, personal services agreement, or otherwise;

                  (B) payments for the use of premises leased to or from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest;

                  (C) payments for the acquisition or lease of equipment, goods or supplies from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest; or

            (ii) offered, paid, solicited or received any Remuneration (excluding fair market value payments for services, equipment or supplies) to or from any healthcare provider, pharmacy, drug or equipment supplier, distributor or manufacturer, including, but not limited to:

                  (A) payments or exchanges of anything of value under a warranty provided by a manufacturer or supplier of an item to the Company or HRA; or

                  (B) discounts, rebates, or other reductions in price on a good or service received by the Company or HRA;

            (iii) offered, paid, solicited or received any Remuneration to or from any person or entity in order to induce business, including, but not limited to, payments intended not only to induce referrals of patients, but also to induce the purchasing, leasing, ordering or arrangement for any good, facility, service or item;

            (iv) entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any physician, or family member of a physician, or an entity in which a physician or physician family member has an ownership or investment interest, directly or indirectly, through equity, debt, or other means, including, but not limited to, an interest in an entity providing goods or services to the Company or HRA;

            (v) entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any person or entity including, but not limited to, a hospital, pharmacy, drug or equipment supplier, distributor or manufacturer, that is or was in a position to make or influence referrals, furnish items or services to, or otherwise generate business for the Company or HRA; or

            (vi) entered into any agreement providing for the referral of any patient for the provision of goods or services by the Company or HRA, or payments by the Company or HRA as a result of any referrals of patients to the Company or HRA.

      SECTION 4.26. Stark; Fraud and Abuse; False Claims; Rates and Reimbursement Policies.

            (a) Neither the Company nor HRA has engaged in nor, to the Company's Knowledge, have persons and entities providing professional services to the Company or HRA engaged in (on the Company's behalf) any activities which are prohibited under 42 U.S.C. Section 1320a-7b, 42 U.S.C. Section 1395nn or 31 U.S.C. Section 3729-3733 (or other federal or state statutes related to false or fraudulent claims) or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

            (b) Neither the Company nor HRA has any rate appeal currently pending before any administrator of any Payor program. To the Knowledge of the Company, there is no applicable state law which has been enacted, promulgated or issued within the eighteen (18) months preceding the date of this Agreement which would have a material adverse effect on the Company or HRA or is reasonably likely to result in the imposition of additional Medicaid, Medicare, charity, free care, welfare or other discounted or government assisted patients or require the Company or HRA to obtain any necessary authorization which it does not currently possess.

      SECTION 4.27. Changes in Laws. To the Knowledge of the Company there are no pending changes in applicable Law that would prevent the Company or HRA from conducting its business in substantially the same manner as its business is currently conducted prior to the Closing Date.

      SECTION 4.28. Controlled Substances. Neither the Company or HRA, nor their respective officers, directors, and employees and persons who provide professional services to the Company or HRA, have, in connection with their activities directly or indirectly related to the Company or HRA, engaged in any activities which are prohibited under the Federal

Controlled Substances Act, 21 U.S.C. Section 801 et seq. or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

      SECTION 4.29. Inventories. All items of inventory of the Company and HRA consist, and will consist at Closing of items of a quality and quantity usable and saleable in the ordinary course of business. Since December 31, 2003, no inventory items have been sold or disposed of, except through sales in the ordinary course of business, and in no event at prices less than book value of such inventory items as of December 31, 2003.

      SECTION 4.30. Absence of Certain Business Practices. Neither the Company nor HRA, nor any officer, director, employee or agent of the Company or HRA, nor any other person or entity acting on behalf of the Company or HRA, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other person or entity with whom the Company or HRA has done business directly or indirectly, or (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, governmental employee or other person or entity who is or may be in a position to help or hinder the Company or HRA (or assist the Company or HRA in connection with any actual or proposed transaction) which, in the case of either clause (i) or clause (ii) above, would reasonably be expected to subject the Company or HRA to any damage or penalty in any civil, criminal or governmental litigation or proceeding. Neither the Company or HRA, nor, to the Knowledge of the Company, any officer thereof has used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from the entities' funds or been reimbursed from the entities' funds for any such payment, or is aware that any other person associated with or acting on behalf of the Company or HRA has engaged in any such activities.

      SECTION 4.31. Transactions with Affiliates. Except as set forth on
Schedule 4.31, no Shareholder, officer, director or other current or former Affiliate of the Company or HRA, or to the Company's Knowledge, any employee of the Company or HRA, or any person with whom any such Shareholder, officer, director or employee has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by all such Persons in the aggregate) or otherwise has any interest in: (a) any contract, arrangement or understanding with, or relating to, the Company or HRA or the properties or assets of the Company or HRA; (b) any loan, arrangement, understanding, agreement or contract for or relating to the Company or HRA or the properties or assets of the Company or HRA ; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company or HRA. For purposes of this Agreement, "Affiliate" of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person. For purposes of this definition, "Control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "Controlling" and "Controlled" have meanings correlative to the foregoing. In addition, for purposes of this Agreement, "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or similar entity or government or any agency or political subdivision thereof. Schedule
4.31 also sets forth a complete list of all accounts, notes and other receivables and accounts payable owed to or due from the Company or HRA to or from any Shareholder, officer, director or employee.

      SECTION 4.32. Notes; Accounts Receivable; Indebtedness.

            (a) Notes. All notes receivable of the Company or HRA owing by any director, officer or employee of the Company or HRA or by the Shareholders have been paid in full prior to the date hereof or shall have been paid in full prior to the Effective Time.

            (b) Accounts Receivable. The accounts receivable of the Company and HRA, whether or not reflected on the most recent balance sheets included in the Financial Statements, represent bona fide transactions made in the Ordinary Course of Business. The accounts receivable reflected on such balance sheet, have been properly recorded and reserved against consistent with GAAP and past practice. No such account receivable has been assigned or pledged to any other person, firm or corporation or, to the Knowledge of the Company, is subject to any right of set-off. Reasonable provision has been made in the Financial Statements, consistent with GAAP and past practice for collection losses, contractual discounts and other adjustments from third party payors.

            (c) Indebtedness. Except as set forth on Schedule 4.32(c), neither the Company nor HRA has indebtedness for borrowed money.

      SECTION 4.33. Brokers, Finders and Investment Bankers. Except as set forth on Schedule 4.33, none of the Shareholders, the Company or any of its respective officers, directors, employees or Affiliates has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated by this Agreement.

      SECTION 4.34. Sole Representations and Warranties. The representations and warranties set forth in this Article IV, together with any certificate or other statement delivered by the Company pursuant to this Agreement, and the Schedules hereto and the items referred to in such representations or warranties or Schedules as having been delivered or made available to Parent, constitute the only representations and warranties of the Company in connection with this Agreement and the transactions contemplated hereby.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                      OF PARENT AND ACQUISITION SUBSIDIARY

      Parent and Acquisition Subsidiary hereby represent and warrant as follows:

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

      SECTION 5.01. Organization; Good Standing. Each of Parent and Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and New Jersey, respectively.

      SECTION 5.02. Authority Relative to this Agreement. Each of Parent and Acquisition Subsidiary has all requisite corporate right and power and authority to enter into this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Parent or Acquisition Subsidiary of this Agreement and the documents and instruments to be executed and delivered by them pursuant hereto have been duly authorized by all necessary corporate action. This Agreement and the documents and instruments to be executed and delivered pursuant hereto by Parent or Acquisition Subsidiary are and will be the legal, valid and binding obligations of Parent and Acquisition Subsidiary, respectively, enforceable against them in accordance with their terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereinafter in effect relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

      SECTION 5.03. Consents and Approvals; No Violations.

            (a) Except for applicable requirements of the HSR Act, and the filing and recordation of the Certificate of Merger as required by the NJBCA, no filing or registration with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Parent or Acquisition Subsidiary of the transactions contemplated by this Agreement.

            (b) Neither the execution and delivery of this Agreement or the documents and instruments to be executed and delivered pursuant hereto by Parent or Acquisition Subsidiary nor the consummation by Parent or Acquisition Subsidiary of the transactions contemplated hereby or thereby, nor compliance by Parent or Acquisition Subsidiary with any of the provisions hereof or thereof, will (i) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws of Parent or Acquisition Subsidiary, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration of or loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Acquisition Subsidiary under, or require any consent, approval or notice under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement, lease or other instrument or obligation to which either Parent or Acquisition Subsidiary is a party or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Acquisition Subsidiary or any of their properties or assets.

      SECTION 5.04. Litigation. There is no legal action, suit, arbitration, or other legal or administrative proceeding or investigation before any Governmental Entity pending or, to the knowledge of Parent and Acquisition Subsidiary, threatened, that questions the validity of this Agreement or any other documents or instruments to be executed and delivered by Parent or the

Acquisition Subsidiary pursuant hereto, or the right of Parent and Acquisition Subsidiary to enter into this Agreement or any such other documents or instruments, or to consummate the transactions contemplated hereby or thereby.

      SECTION 5.05. Brokers, Finders and Investment Bankers. None of Parent, Acquisition Subsidiary or any of its respective officers, directors, employees or Affiliates has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated by this Agreement.

                                   ARTICLE VI

                    CONDUCT AND TRANSACTIONS PRIOR TO CLOSING

      SECTION 6.01. Conduct of Business. From the date hereof until the Closing, the Company and HRA shall conduct the Business in accordance with past practice and in the ordinary course of business, maintain the current business organization and goodwill, use all commercially reasonable efforts to continue to retain the services of the Company's and HRA's present officers, employees and consultants, and preserve the Company's and HRA's goodwill and relationship with vendors, suppliers, dealers, distributors, customers and others having business dealings with the Company and HRA, and the Company and HRA shall not enter into any transaction or perform any act which would constitute a breach of its representations, warranties, covenants and agreements contained herein. The Company shall notify Parent promptly, but in all cases within three (3) business days after the Company gains knowledge, of (i) any event or circumstance which is reasonably likely to have a Material Adverse Effect; (ii) any change in the normal course of business or in the operation of the assets of the Company or HRA taken as a whole, (iii) the resignation or written notice of resignation of any employee, or (iv) any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or any adjudicatory proceedings, directed at or involving the Company or HRA or their employees in their capacities as such.

      SECTION 6.02. Certain Changes or Events. From the date hereof until the Closing, except with the prior written consent of Parent and Acquisition Subsidiary (such consent not to be unreasonably withheld, delayed or conditioned), neither the Company nor HRA shall:

            (a) take any action to amend its Certificate of Incorporation or Bylaws or other governing instruments;

            (b) issue, sell or otherwise dispose of any of the authorized but unissued Company Capital Stock, or issue any option to acquire Company Capital Stock, or any securities convertible into or exchangeable for Company Capital Stock or split, combine or reclassify any shares of Company Capital Stock, or issue, sell or otherwise dispose of any securities of HRA;

            (c) declare or pay any dividend or make any other distribution in cash or property on any capital stock;

            (d)   merge or consolidate with or into any Person;

            (e) sell or otherwise dispose of or encumber any of its properties or assets other than in sales or dispositions in the Ordinary Course of Business or in connection with normal repairs, renewals and replacements;

            (f) create any subsidiary, acquire any capital stock or other equity securities of any third party or acquire any equity or ownership interest in any business or entity;

            (g) (i) create, incur or assume any indebtedness for borrowed money or secured by real or personal property, (ii) grant or incur any Liens on any real or personal property which did not exist on the date hereof, (iii) incur any liability or obligation (absolute, accrued or contingent) except in the Ordinary Course of Business, (iv) write-off any guaranteed checks, notes or accounts receivable except in the Ordinary Course of Business, (v) write-down the value of any asset or investment on its books or records, except for depreciation and amortization in the Ordinary Course of Business, (vi) make any commitment for any capital expenditure in excess of $100,000 in the case of any single expenditure or $300,000 in the case of all capital expenditures or (vii) enter into any material contract or agreement, except those that are both, (x) entered into in the Ordinary Course of Business, and (y) cancelable without premium or penalty on not more than 30 days' notice.

            (h) increase in any manner the base compensation of (other than in the Ordinary Course of Business), or enter into any new, or modify existing, bonus, severance or incentive agreement or arrangement with, any of its employees, directors or consultants;

            (i) adopt, materially amend, or terminate any Company Benefit Plan or increase the benefits provided under any Company Benefit Plan, or promise or commit to undertake any of the foregoing in the future;

            (j) fail to perform its material obligations under, or default or suffer to exist any event or condition which with notice or lapse of time or both would constitute a default under, any Company Agreement (except those being contested in good faith) or enter into, assume or amend any contract or commitment that is or would be a Company Agreement, except in the Ordinary Course of Business;

            (k) fail to maintain in full force and effect policies of insurance comparable in amount and scope to those currently maintained by the Company or HRA;

            (l) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Company or HRA, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company or HRA, or take any other similar action relating to the filing of any Tax Return or of the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Company or HRA for any period ending after the Closing Date or decreasing any Tax attribute of Company or HRA existing on the Closing Date; or

            (m) enter into any contract, agreement or commitment with respect to, or propose or authorize, any of the actions described in the foregoing clauses (a) through (l).

      SECTION 6.03. Access to Information; Confidentiality.

            (a) Between the date hereof and the Closing Date, the Company shall afford Parent and Acquisition Subsidiary and their respective representatives access, during normal business hours and upon reasonable advance notice, to all of the Company's and HRA's business operations, properties, books, files and records, cooperate in the examination thereof and furnish Parent and Acquisition Subsidiary with all information with respect to the business and affairs of the Company and HRA as Parent and Acquisition Subsidiary may reasonably request; provided, however, that any such investigation shall be conducted in a manner as not to interfere unreasonably with the Business. No such investigation shall diminish or otherwise affect the ability of such party to rely on the representations, warranties, covenants or agreements of any party to this Agreement.

            (b) All information furnished to Parent or Acquisition Subsidiary pursuant to this Section 6.03 shall be subject, as applicable, to the provisions of the Confidentiality Agreement dated March 19, 2004, between the Company and Parent.

            (c) Company shall use reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with persons which were considering an acquisition proposal with respect to the Company or HRA to preserve the confidentiality of the information related to the Company and HRA provided to such persons and their affiliates and representatives.

            (d) Not less than ten (10) days prior to the Closing Date, the Company shall furnish to Parent and Acquisition Subsidiary (i) a list of all patients or customers of the Company or HRA during the twelve month period ended May 31, 2004, and (ii) true and correct copies of all reports and billings required to be filed by the Company or HRA during the twelve months ended May 31, 2004 with respect to the Payors' programs and other insurance carriers. Not less than thirty (30) days prior to the Closing Date the Company shall furnish to Parent and Acquisition Subsidiary copies of the lists and agreements referenced in Section 4.21 with all coding removed to reveal the identity of all parties.

      SECTION 6.04. Additional Agreements.

            (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable commercial efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement, and to satisfy all of the conditions to the Closing to be satisfied by such party, including using reasonable commercial efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities and third parties, and effecting all necessary registrations and filings.

            (b) From and after the date hereof, the Company shall reasonably cooperate with and assist Parent with developing and executing an appropriate transition and communications plan in order to assure an orderly transition following Closing, including, but not limited to, using reasonable efforts to provide reasonable access to: (i) officers, employees, consultants, attorneys, accountants, vendors and independent contractors of the Company and HRA; (ii) offices and other facilities owned or operated by the Company or HRA; and (iii) books, records, reports, and files of the Company and HRA. From and after the date hereof, the parties shall cooperate in good faith to develop and implement a mutually acceptable communications plan for notifying certain parties associated with the Company and HRA including, without limitation, employees, patients, independent contractors, vendors, customers and applicable governmental agencies about the transactions contemplated by this Agreement. From and after the date hereof, the parties shall also use their reasonable commercial efforts to assist the other parties hereto with completing and filing all notices, applications and reports required to be filed with any applicable Governmental Entity as a result of the Merger.

      SECTION 6.05. Filings. Parent and Acquisition Subsidiary will promptly make or cause to be made all such HSR Act filings (and any other such competition filings) and submissions under laws and regulations applicable to the Parent or Acquisition Subsidiary, if any, as may be required of the Parent or Acquisition Subsidiary for the consummation of the Merger pursuant to this Agreement. The Company and the Shareholders will use reasonable commercial efforts to promptly make or cause to be made all such HSR Act filings and other filings and submissions under laws and regulations applicable to the Company, if any, as may be required of the Company for the consummation of the Merger pursuant to this Agreement. The parties agree that they shall cooperate to ensure that any requisite filing under the HSR Act is made within ten (10) business days after execution of this Agreement. The parties hereto will coordinate and cooperate with one another in exchanging such information and providing reasonable assistance as may be requested in connection with all of the foregoing. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law; provided, however, that (a) Parent shall be entitled to direct any such proceedings or negotiations related to any of the foregoing and (b) Parent shall not be required to commence or be a plaintiff in any litigation or to offer or to grant any material accommodation to any third party, including, without limitation, to offer for sale any part of the assets of the Company or any of the other business or assets of Parent. Each party will bear its own expenses and costs incurred in connection with any HSR Act filings or other such competition filings and submissions which may be required by such party for the consummation of the Merger pursuant to this Agreement.

      SECTION 6.06. Public Disclosure. Prior to the Closing, no party to this Agreement shall make or cause to be made any press release or similar public announcement or communication in any form with respect to this Agreement or the transactions contemplated hereby, without providing the other party the opportunity to review and comment upon, and using reasonable efforts to agree upon, any such press release or public announcement. Nothing in this Section
6.06 shall prohibit any party from making disclosure which its counsel deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by law. Subject to the foregoing, the Company acknowledges that Parent shall issue a press release promptly upon the execution of this Agreement.

      SECTION 6.07. No Solicitation of Transactions. The Company and the Shareholders will not, and the Shareholders shall cause the Company and its respective Affiliates not to, directly or indirectly, through any officer, director, partner, employee, investment banker, financial advisor, attorney, accountant or other representative of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing information or assistance), or enter into or continue any negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any Person, firm or corporation other than Parent and will immediately cease and cause to be terminated any activities, discussions or negotiations existing on the date hereof, in each case with respect to a merger, consolidation, business combination, sale of all or any portion (other than in the ordinary course of business) of the assets of the Company, or the liquidation or similar extraordinary transaction with respect to the Company. The Company will notify Parent orally (within twenty-four (24) hours) and in writing (within two (2) business days) of the existence of any written or oral proposals by a third party to do any of the foregoing which the Company, any of its Affiliates or any of the Company's or its Affiliates' respective officers, directors, partners, employees, investment bankers, financial advisors, attorneys, accountants or other representatives may receive relating to any of such matters.

      SECTION 6.08. Supplements to Schedules. From time to time up to the Effective Time, the parties hereto will promptly supplement or amend the Schedules which were delivered pursuant to this Agreement with respect to any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. Any such matter for which a Schedule may be updated or amended shall nevertheless be considered for purposes of determining satisfaction of the conditions set forth in Section 7.01(f). In determining whether a breach of a representation or warranty has occurred for purposes of indemnification in Article IX, the representations and warranties shall give effect to any such supplement or amendment unless the matter described in such supplement or amendment arose out of a breach of representation or warranty contained in this Agreement as of the date of its execution or gives rise to a breach of representation or warranty in this Agreement for which Schedule disclosure of the matter is not applicable or not called for by such representation or warranty.

      SECTION 6.09. Insurance. If requested by Parent, the Company shall in good faith cooperate with Parent and take all actions reasonably requested by Parent that are necessary or desirable to permit Parent to have available to it following the Effective Time the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of the Company that are currently in force. All costs relating to the actions described in this Section shall be borne by Parent.

      SECTION 6.10. Director and Officer Indemnification. For at least six (6) years after the Closing Date, the Parent and any successor in interest to all or substantially all of the assets of the Parent shall provide the officers and directors of the Company immediately prior to the Effective Time indemnification provisions in its Certificate of Incorporation and Bylaws substantially similar to the indemnification provisions provided in the Company's Certificate of Incorporation and Bylaws immediately prior to the Effective Time.

      SECTION 6.11. Notification of Changes. Each of the parties shall promptly notify the other parties hereto orally and in writing to the extent he, she or it has knowledge of (i) any representation or warranty made by him, her or it in this Agreement becoming untrue or inaccurate, (ii) the failure by him, her or it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by him, her or it under this Agreement, and (iii) any change or event having, or that could reasonably and foreseeably be expected to have, a material adverse effect on such party or on the truth of such party's representations and warranties or the ability of the conditions set forth herein to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

      SECTION 6.12. Shareholder Approval. (a) The Company agrees that promptly, and in all events within five (5) business days following execution of this Agreement, it will in accordance with the NJBCA and the Company's Certificate of Incorporation and Bylaws (i) provide notice to its shareholders of a meeting to be held to approve this Agreement and the consummation of the Merger and the appointment of the Shareholder Representative, and (ii) prepare and mail a notice (the "Shareholder Notice") to every shareholder of the Company (x) that did not execute the written consent (the "Shareholder Consent") dated as of the date hereof in which the shareholders of the Company adopted and approved this Agreement, the Merger and the other transactions contemplated hereby, and (y) who would have been entitled to notice of a meeting to vote upon such action. The Shareholder Notice shall fully comply with the requirements of the Company's Certificate of Incorporation, Bylaws and the NJBCA. Prior to mailing the Shareholder Notice, Parent will have the right to review and approve the Shareholder Notice.

            (b) The Company shall duly call, give notice of, convene and hold a shareholders meeting, to be held as soon as reasonably practicable after execution of this Agreement, on a date reasonably acceptable to Parent, for the purpose of voting upon approval and adoption of this Agreement and such other related matters as Parent deems appropriate and shall through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement and the Merger. Neither the Board of Directors of the Company nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the approval of such Board of Directors or such committee of this Agreement or the Merger or the recommendation of such Board of Directors to the Company's shareholders that they approve this Agreement and the Merger; provided, that the Board of Directors of the Company shall be permitted to (i) not recommend to the Company's shareholders that they approve this Agreement or the Merger or (ii) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the recommendation of such Board of Directors to the Company's shareholders that they approve this Agreement and the Merger, only if the Board of Directors of the Company by a majority vote determines in its good faith judgment that it is necessary to do so to comply with its fiduciary duties to the Company's shareholders under applicable law, after receiving the advice of outside legal counsel; provided, further, that nothing contained in this Section 6.12(b) shall permit the Company's Board of Directors or any committee thereof to rescind or amend the resolutions adopting this Agreement as of the date hereof. Notwithstanding any other provision of this Agreement, the Company shall submit this Agreement to its shareholders for approval at a shareholders' meeting even if the Board of Directors of the Company determines at any time after the date hereof that it is no longer advisable or recommends that the Company's shareholders do not approve this Agreement or the Merger.

      SECTION 6.13. Drag Along. The Summit Funds agree that promptly, and in all events within five (5) business days following execution of this Agreement, they will give notice under the Shareholders Agreement dated December 17, 1999, between HRA and the founders and shareholders of HRA of the exercise of their right to compel all holders of Company Capital Stock to participate in the Merger on the terms herein described.

      SECTION 6.14. Additional Financial Statements. As promptly as practical after June 30, 2004, but in no event later than July 30, 2004 (if the Closing has not then occurred), the Company shall prepare and deliver to Parent an unaudited consolidated balance sheet of the Company as of June 30, 2004, and the related unaudited consolidated statements of income, retained earnings and cash flow for the three and six month periods then ended, all of which shall be prepared in accordance with the books and records of the Company and in accordance with GAAP applied on a consistent basis (subject to the lack of footnotes and normal year-end adjustments that in aggregate will not be material) and shall fairly present the financial position of the Company as of June 30, 2004 and the results of the Company's operations and cash flows for such periods then ended.

      SECTION 6.15 Efforts to Obtain Consents. Promptly after execution hereof, the Company shall begin commercially reasonable efforts to obtain by the earliest date practicable following the date hereof all consents from governmental entities and third parties required for consummation of the transactions contemplated hereby. Parent shall provide reasonable cooperation and shall have the right to approve the form of any such consent, all of which consents obtained by the Company shall be provided to Parent. Also promptly following the date hereof, the Company shall provide all notices to governmental entities and third parties required for consummation of the transactions contemplated hereby in a manner so that any advance notice requirements shall be satisfied prior to the anticipated Closing Date. Parent shall provide reasonable cooperation and shall be given the right to approve the form of any such notice, and the Company shall copy Parent on all such notices made.

                                  ARTICLE VII

                              CONDITIONS TO CLOSING

      SECTION 7.01. Conditions to Obligations of Parent and Acquisition Subsidiary. The obligations of Parent and Acquisition Subsidiary to close the transactions contemplated by this Agreement are subject to the prior fulfillment of each of the following conditions; provided, however, that Parent and Acquisition Subsidiary may waive in writing any one or more of such conditions:

            (a) Performance of Obligations. The Company and the Shareholders shall have complied in all material respects with all the terms, covenants and conditions of this Agreement required to be complied with and performed by the Company and the Shareholders on or prior to the Closing Date, and shall have made all of the deliveries required to have been made hereunder by them on or prior to the Closing Date.

            (b) Representations and Warranties. All of the representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct in all respects on and as of the Effective Time (without regard to any dollar amount or qualifications or limitations regarding materiality or Material Adverse Effect contained therein), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except for such breaches of representations and warranties that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

            (c) Consents. All governmental approvals and consents of third parties, or notices thereto, set forth on Schedule 7.01 shall have been obtained or made and the applicable waiting period with respect to the Merger under the HSR Act shall have expired or early termination shall have been granted.

            (d) Resolutions. The Company's Shareholders shall have approved this Agreement, the consummation of the Merger and the appointment of the Shareholder Representative, and the Company shall have delivered to Parent and Acquisition Subsidiary the resolutions of the Company's Board of Directors (including any committees of the Board of Directors to the extent applicable) and the Company's shareholders authorizing the execution, delivery and performance of this Agreement and the documents and instruments to be executed and delivered by the Company pursuant hereto, and the transactions contemplated hereby and thereby, certified by an executive officer of the Company and dated the Closing Date.

            (e) Legal Opinion. The Company shall have furnished Parent and Acquisition Subsidiary with an opinion, dated the Closing Date, of Weil, Gotshal & Manges LLP, counsel for the Company, or Cooper, Rose & English L.P. or other special New Jersey counsel as to matters reasonably acceptable to Parent, addressed to Parent and Acquisition Subsidiary, substantially in the form annexed hereto as Exhibit 7.01(e).

            (f) No Material Adverse Effect. Between the date hereof and the Effective Time, there shall not have occurred any Material Adverse Effect.

            (g) Termination of Affiliate Relationships. Any relationships and loans between the Company and the Shareholders or their Affiliates shall have been terminated to the satisfaction of Parent.

            (h) Closing Certificates. The Company shall have furnished Parent and Acquisition Subsidiary with a certificate, dated as of the Closing Date and executed by the President of the Company, certifying that each of the conditions set forth in Section 7.01(a), (b) and (f) has been satisfied.

            (i) No Injunction, Etc. No action, proceeding or investigation shall have been instituted or threatened before any court or governmental agency to enjoin, restrain, prohibit or obtain substantial damages in respect of this Agreement or the consummation of the Merger.

            (j) Release of Liens. The Company shall have provided to Parent payoff letters evidencing the discharge, removal and termination of the Liens identified on Schedule 7.01(j), in form and substance reasonably satisfactory to Parent, which shall be effective at or prior to the Closing subject solely to payment by Parent of the payoff amounts set forth therein.

      SECTION 7.02. Conditions to Obligations of the Company and the Shareholders. The obligations of the Company and the Shareholders to close the transactions contemplated by this Agreement are subject to the prior fulfillment of each of the following conditions; provided, however, that the Company and the Shareholders may waive in writing any one or more of such conditions:

            (a) Performance of Obligations. Parent and Acquisition Subsidiary shall each have complied in all material respects with all the terms, covenants and conditions of this Agreement required to be complied with and performed by each on or prior to the Closing Date, and shall have made all of the deliveries required to have been made hereunder by them on or prior to the Closing Date.

            (b) Representations and Warranties. All of the representations and warranties of Parent and Acquisition Subsidiary contained in this Agreement shall be true and correct on and as of the Effective Time (without regard to any dollar amount or qualifications or limitations regarding materiality or Material Adverse Effect contained therein), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct only on and as of such earlier date), and except for such breaches of representations and warranties that, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

            (c) Resolutions; Officers. Parent and Acquisition Subsidiary shall have delivered to the Company the resolutions of their respective Boards of Directors authorizing the execution, delivery and performance by them of this Agreement and the documents and instruments to be executed and delivered by Parent and Acquisition Subsidiary pursuant hereto, and the transactions contemplated hereby and thereby, each certified by an executive officer of Parent and Acquisition Subsidiary, respectively, and dated the Closing Date.

            (d) Closing Certificate. Parent and Acquisition Subsidiary shall have furnished the Company with a certificate, dated as of the Closing Date and executed by the Presidents of Parent and Acquisition Subsidiary, respectively, certifying that each of the conditions set forth in Section 7.02(a) and (b) has been satisfied.

            (e) Legal Restraints, Proceedings. The absence of any injunction, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the transactions contemplated herein.

                                  ARTICLE VIII

                                     CLOSING

      SECTION 8.01. Closing Date. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at 11:00 a.m.,

Boston time, on the second business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms cannot be satisfied until the time of Closing), at the New York offices of Weil, Gotshal & Manges LLP or at such other time, date or place agreed to in writing by Parent and the Company. The date on which the Closing actually occurs is referred to herein as the "Closing Date".

      SECTION 8.02. Deliveries by the Company. At the Closing, the Company shall deliver to Parent and Acquisition Subsidiary:

            (a)   The Certificates of Merger, duly executed by the Company;

            (b) Resignations and releases of the directors and officers (or equivalent positions) of each of the Company and HRA in the form attached as
Exhibit 8.02(b);

            (c) The Working Capital Escrow Agreement and the Indemnification Escrow Agreement, each duly executed by the Escrow Agent, the Shareholder Representative and the Company;

            (d) A duly executed affidavit of non-foreign status that complies with Code Section 1445 from each Shareholder;

            (e) All other documents required pursuant to this Agreement, all in form and substance satisfactory to counsel for Parent and Acquisition Subsidiary, as well as any further documentation or instruments as Parent, Acquisition Subsidiary or their counsel may reasonably require to effectuate the terms of this Agreement.

      SECTION 8.03. Deliveries by Parent and Acquisition Subsidiary. At the Closing, Parent and Acquisition Subsidiary shall deliver:

            (a) The Certificates of Merger, duly executed by Acquisition Subsidiary;

            (b) The consideration to which each Company shareholder and holder of Vested Company Stock Rights is entitled pursuant to Article II hereof;

            (c) The Working Capital Escrow Agreement and the Indemnification Escrow Agreement, each duly executed by the Escrow Agent and Parent;

            (d) All other documents required pursuant to this Agreement, all in form and substance satisfactory to counsel for the Company, as well as any further documentation or instruments as the Company or its counsel may reasonably request to effectuate the terms of this Agreement.

      SECTION 8.04. Further Assurances. The Company agrees that at any time or from time to time after the Closing Date, upon request of Parent or Acquisition Subsidiary, the Company will make reasonable commercial efforts to have executed, acknowledged and delivered such other and further instruments and take such other action as Parent or Acquisition Subsidiary may reasonably require to effectuate the terms of this Agreement.

                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION

      SECTION 9.01. Survival Past Closing. For purposes of this Agreement, a "Claims Period" shall be the period during which a claim for indemnification may be asserted under this Agreement by an Indemnitee. The Claims Periods under this Agreement shall begin on the date hereof and terminate as follows:

            (a) with respect to Losses incurred by Parent, Acquisition Subsidiary or the Surviving Corporation arising under Section 9.02(a)(i) with respect to any breach or inaccuracy of any representation or warranty in Sections 3.01, 3.02, 3.03, 4.01, 4.02, 4.03, 4.04 or 4.16, (collectively, the
"Surviving Representations"), the Claims Period shall continue until the expiration of the applicable statute of limitations;

            (b) with respect to Losses incurred by Parent, Acquisition Subsidiary or the Surviving Corporation arising under Section 9.02(a)(i) with respect to any breach or inaccuracy of any representation or warranty in Sections 4.13, 4.22, 4.23, 4.24, 4.25, 4.26, or 4.28 the Claims Period shall terminate on the date which is four years after the Closing Date; and

            (c) with respect to all other Losses arising under Section 9.02(a)(i) or 9.03(a) of this Agreement, the Claims Period shall terminate on the earlier of (i) October 31, 2005 or (ii) the completion by Parent and its independent auditors of Parent's audited financial statements for its fiscal year ending June 30, 2005.

      SECTION 9.02. Indemnification by the Shareholders.

            (a) Subject to Section 9.04 below, the holders of the Company Common Stock shall severally, but not jointly, in the proportions described in
Section 9.02(b) below, indemnify, defend and hold Parent, Acquisition Subsidiary, the Surviving Corporation and their respective officers, directors, employees, agents, subsidiaries and Affiliates harmless from and against any and all liabilities, losses, damages, diminution in value, claims, fines, penalties, costs and expenses, including, without limitation, reasonable attorneys' and accountants' fees (collectively, "Losses") incurred by Parent, Acquisition Subsidiary, the Surviving Corporation or any of their respective officers, directors, employees, agents, subsidiaries or affiliates, arising out of or resulting from:

                  (i) any breach of any representation or warranty made by the Company or such Shareholder contained in this Agreement or in any Schedule hereto or other certificate or statement delivered pursuant hereto and the items referred to in such representations or warranties or schedules as having been delivered or made available to Parent(without regard to any dollar amount or qualifications or limitations regarding materiality or Material Adverse Effect contained therein); or

                  (ii) the nonperformance of any covenant or obligation to be performed by the Company or such Shareholder under this Agreement or other document delivered pursuant hereto.

            (b) Parent shall deposit in escrow with the escrow agent identified in the form of the Indemnification Escrow Agreement attached hereto as Exhibit 9.02(b) (the "Indemnification Escrow Agreement") Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (the "Indemnification Escrow Amount") of the Aggregate Merger Consideration issuable to the holders of Company Common Stock, which amount shall be held and disbursed in accordance with the terms of such Indemnification Escrow Agreement. Any payments required to be made by the holders of Company Common Stock pursuant to this Article IX shall initially be made from the Indemnification Escrow Amount in accordance with the terms of the Indemnification Escrow Agreement. The Indemnification Escrow Amount shall be held in escrow until the later of (i) the first anniversary of the Closing Date, and (ii) the first to occur of (x) the completion by Parent and its independent auditors of Parent's audited financial statements for its fiscal year ending June 30, 2005, and (y) October 31, 2005. If the Indemnification Escrow Amount is insufficient to satisfy the obligations of the holders of Company Common Stock under this Article IX or if the Indemnification Escrow Agreement has terminated, then those holders of Company Common Stock who are Shareholders shall pay to Parent in cash an amount equal to the excess of such Losses over the Indemnification Escrow Amount, multiplied by their Proportional Amount. For each Shareholder, the "Proportional Amount" shall equal a ratio, the numerator of which is the consideration received for the total shares of Common Stock held by such Shareholder and the denominator of which is the aggregate consideration received by all Shareholders for all Shares of Common Stock held by all Shareholders.

      SECTION 9.03. Indemnification by Parent and Acquisition Subsidiary. Parent and Acquisition Subsidiary shall jointly and severally indemnify, defend and hold the Shareholders and their respective Affiliates harmless from and against any and all Losses incurred by any of the Shareholders or their Affiliates arising out of or resulting from (a) any breach of any representation or warranty made by Parent or Acquisition Subsidiary contained in this Agreement or other document delivered pursuant hereto (without regard to any dollar amount or qualifications or limitations regarding materiality or Material Adverse Effect contained therein), and/or (b) the nonperformance of any covenant or obligation to be performed by Parent or Acquisition Subsidiary under this Agreement or other document delivered pursuant hereto.

      SECTION 9.04. Limitation on Indemnification.

            (a) Deductible. Neither the Shareholders, on one side, nor Parent, Acquisition Subsidiary or the Surviving Corporation, on the other side, shall be obligated to indemnify the other party or parties against any Losses under Sections 9.02(a)(i) or 9.03(a), respectively, until Parent, Acquisition Subsidiary and the Surviving Corporation, on one side, or the Shareholders, on the other side, have incurred aggregate Losses in excess of One Million Dollars ($1,000,000.00) (the "Deductible"). At such time as the aggregate Losses incurred by Parent, Acquisition Subsidiary and the Surviving Corporation, on one side, or the Shareholders, on the other side, shall exceed the Deductible, such party shall be entitled to receive the amount of its Losses in excess of the Deductible. Notwithstanding the foregoing, claims for Losses arising under Sections 3.01, 3.02, 3.03, 4.01, 4.02, 4.03, 4.04, 5.01 and 5.02 shall not be subject to, and shall not count against, the Deductible.

            (b) Liability Cap. Neither the Shareholders, on one side, nor Parent, Acquisition Subsidiary or the Surviving Corporation, on the other side, shall be obligated to indemnify the other party or parties against any Losses under Sections 9.02(a)(i) or 9.03(a), respectively, in excess of Thirty Million Dollars ($30,000,000.00) in the aggregate (the "Cap"); provided that the Losses covered by the Deductible shall not apply against the Cap. Notwithstanding the foregoing, the maximum liability of the Shareholders for a breach of the representations and warranties contained in Section 4.02 shall be the aggregate Merger Consideration received by the Shareholders.

            (c) Several Liability of the Shareholders. Notwithstanding anything contained herein to the contrary, for obligations pursuant to this
Article IX in excess of the Indemnification Escrow Amount, the Shareholders shall only be severally liable for their Proportional Amount of such additional payment; provided that (x) the Summit Funds shall be jointly and severally liable with respect to each other for their aggregate Proportional Amount, and
(y) each individual Shareholder shall be jointly and severally liable with respect to any other Shareholder that constitutes either a family member or a trust that has been created for the benefit of such Shareholder or his or her family members, which relationships are set forth on Schedule 9.04(c), for their aggregate Proportional Amount.

            (d) Prior Adjustment. Any indemnification obligation for any amount which has already been included in an adjustment to the Aggregate Merger Consideration in accordance with Sections 2.01(f) and (g) hereof shall be reduced by the amount of such adjustment.

      SECTION 9.05. Exclusive Remedy. From and after the Closing Date, the provisions of this Article IX shall be the sole and exclusive remedy for monetary damages arising out of or resulting from the breach of any representations, warranties or covenants made pursuant to this Agreement, except for intentional breach, intentional misrepresentation or fraud by the Shareholders or the Company against the Parent or the Acquisition subsidiary in connection with this Agreement and the Merger.

      SECTION 9.06. Indemnification Procedures.

            (a) If Parent, Acquisition Subsidiary or the Surviving Corporation, on one side, or the Shareholders, on the other side, shall, after the Closing Date, become aware of any matter which such party, or any of its officers, directors, employees, agents, subsidiaries or Affiliates (any of the foregoing, an "Indemnitee") has determined has given or could give rise to a right of indemnification under this Agreement, the Indemnitee shall promptly give the indemnifying party or parties (the "Indemnitor") written notice of such claim (provided that Parent, Acquisition Subsidiary or the Surviving Corporation shall only be required to provide written notice to the Shareholder Representative), stating the amount of the Losses, if known, and method of computation thereof, all with reasonable particularity and including documentary proof, if available, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability which it may have on account of the claim, except to the extent the Indemnitor shall have been prejudiced by such failure. All claims for indemnification under this Article IX must be made no later than thirty (30) days following the termination of the applicable Claims Period.

            (b) If an Indemnitee shall receive notice of any claim by a third party which is or may be subject to indemnification, the Indemnitee shall promptly give the Indemnitor written notice of such claim (provided that Parent, Acquisition Subsidiary or the Surviving Corporation shall only be required to provide written notice to the Shareholder Representative); provided, however, that failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability which it may have on account of the claim, except to the extent the Indemnitor shall have been prejudiced by such failure. In such event, the Indemnitee shall permit the Indemnitor, at its option, to participate in the defense of such third-party claim by counsel of its own choice and at its own expense. If, however, the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against all Losses that may result from such claim and the Indemnitee is reasonably satisfied that the Indemnitor has sufficient funds available to pay any Losses resulting from such claim and will pay any such Losses, then the Indemnitor shall be entitled, at its option, to assume and control the defense of such claim by counsel of its own choice and at its own expense, provided that the Indemnitor and its counsel shall proceed with diligence and good faith with respect thereto. Notwithstanding the foregoing, the Indemnitee shall have the right to employ separate counsel in any such claim or proceeding and the fees and expenses of such counsel shall be at the expense of such Indemnitor if: (i) the Indemnitor has failed to promptly assume the defense and employ counsel or (ii) the named parties to any such claim or proceeding (including any impleaded parties) include such Indemnitee and any Indemnitor, and such Indemnitee shall have been advised by its counsel that there is a conflict of interest between the Indemnitor and such Indemnitee with respect to such claim or proceeding or with respect to any legal defense which may be available; provided, however, that the Indemnitor shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any claim or proceeding; provided further, that the Indemnitor shall pay the reasonable fees and expenses of such counsel as incurred.

            (c) In the event the Indemnitor exercises its right to undertake the defense of any claim by a third party, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor witnesses, pertinent records, materials and information in its possession or under its control relating thereto as are reasonably requested by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any claim by a third party, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to the Indemnitee witnesses, pertinent records, materials and information in its possession or under its control relating thereto as are reasonably requested by the Indemnitee. No claim by a third party may be settled by the Indemnitor without the written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed; provided, however, that the Indemnitor may settle such claim without the consent of the Indemnitee so long as the settlement (x) includes an unconditional release of the Indemnitee, in form and substance reasonably satisfactory to the Indemnitee, from the claim by the third-party claimant and (y) does not impose any liabilities or obligations on the Indemnitee. No claim by a third party which is being defended in good faith by the Indemnitee alone, or jointly with the Indemnitor, shall be settled by the Indemnitee without the written consent of the Indemnitor, which consent shall not be unreasonably withheld; provided, however, that the Indemnitee may settle such claim without the consent of the Indemnitor so long as the settlement (x) includes an unconditional release of the Indemnitor, in form and substance reasonably satisfactory to the Indemnitor, from the claim by the Indemnitee and the third-party claimant and (y) does not impose any liabilities or obligations on the Indemnitor.

      SECTION 9.07. Reduction in Purchase Price.

            (a) Any indemnification amounts payable under this Agreement shall be calculated after giving effect to any Tax benefits realized by the indemnified party and insurance recovery (net of deductibles and costs of recovery) to the parties resulting from the Loss that is the subject of the indemnity; provided, that (i) such indemnified party is not subject to retroactive adjustments or other reimbursements of its insurance in respect of such proceeds; provided, further, that the pendency of any insurance recovery shall not delay or reduce the obligation of the Indemnitor to make indemnification payments hereunder and if insurance proceeds are subsequently received by the Indemnitee such proceeds shall be promptly paid over to the Indemnitor to the extent of any indemnification payments made; (ii) such insurance recovery shall not reduce any indemnification payment otherwise required hereunder to the extent that such recovery would void or vitiate the underlying insurance coverage; and (iii) any dispute relating to the amount of Tax benefits claimed to reduce any such indemnification amounts shall be resolved by the Arbitrator pursuant to the same procedures outlined in Section 2.01(f)(v).

            (b) In the event the Shareholders are required to make an indemnification payment hereunder, the amount of any such payment shall be deemed to be a reduction in the purchase price paid and received under this Agreement.

            (c) Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, special or punitive damages of such other Person.

                                   ARTICLE X

                            TERMINATION OF AGREEMENT

      SECTION 10.01. Events of Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

            (a) At the election of the Company or Parent on or after August 3, 2004, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder, and provided further that such date shall be automatically extended for (x) an additional forty-five (45) days after August 3, 2004 as may be needed to satisfy the conditions to Closing relating to the expiration of the waiting period or early termination being granted under the HSR Act, and (y) an additional thirty (30) days after August 3, 2004 as may be needed to satisfy the conditions to Closing relating to securing governmental consents or approvals other than under the HSR Act, it being acknowledged and understood that in the case of both clause (x) and (y) all conditions to Closing set forth herein must still be satisfied or waived on or prior to the date to which such date is extended;

            (b)   by mutual written consent of the Company and Parent; or

            (c) by the Company or Parent if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

            (d) by Parent (provided that neither Parent nor Acquisition Subsidiary are then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if the Company or the Shareholders materially breach any of the representations, warranties, covenants or agreements contained in this Agreement and such breach has not been cured within 20 days following notice of such breach;

            (e) by the Company (provided that neither the Company nor the Shareholders are then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if Parent or Acquisition Subsidiary materially breaches any of their respective representations, warranties, covenants or agreements contained in this Agreement and such breach has not been cured within 20 days following notice of such breach;

      SECTION 10.02. Effect of Termination. In the event that any party shall elect to terminate this Agreement pursuant to any provision contained herein expressly giving such party the right to terminate this Agreement, this Agreement shall forthwith terminate and have no further effect, and neither party shall have any further obligation or liability (except with respect to those provisions hereof which expressly survive any termination of this Agreement including, without limitation, Section 6.06 and Section 12.01). Notwithstanding the foregoing, the termination of this Agreement pursuant to any provision hereof shall not relieve any party of any liability for a breach of any representation or warranty, or nonperformance of any covenant or obligation hereunder, and any such termination shall not be deemed to be a waiver of any available remedy for any such breach or nonperformance. Upon termination of this Agreement for any reason, Parent and Acquisition Subsidiary agree to return to the Company all information (including but not limited to financial information, sales information, marketing information and operational information) provided by the Company in connection with this Agreement and the transactions contemplated herein. At the request of Parent, a copy of all such material shall be provided to counsel for the Company who shall make such material reasonably available to the parties hereto solely for enforcing their rights under this Agreement.

      SECTION 10.03. Delay of Closing. In the event of a suspension of trading in securities on The New York Stock Exchange or NASDAQ, or a banking moratorium or suspension of payments in respect of banks across the United States, any limit by a governmental entity on the extension of credit by banks generally or other lending institutions generally, or any national or international hostilities which materially and adversely affect the extension of credit by banks or other lending institutions, then, notwithstanding anything else contained in this Agreement, the parties shall negotiate in good faith (x) an appropriate delay of the Closing of up to twenty (20) days (the "Delay Period") in order to allow either party to complete any action that was delayed as a result of the event or events described above; provided, however, that in the event the Parent delays the Closing solely pursuant to this Section 10.03, the Closing condition in Section 7.01 (f), and that in Section 7.01 (b) as it relates to the representation contained in Section 4.08 (a) shall no longer serve as conditions to Parent's obligations to consummate the Closing except insofar as Section 7.01(f) was not satisfied or Section 4.08(a) was breached as of a date prior to any such delay, even if such fact is discovered by Parent after any such delay.

                                   ARTICLE XI

                                     NOTICES

      Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, on the next business day after delivery to a nationally recognized overnight courier service, when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or five days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, and addressed to the party to be notified at the address or facsimile number indicated below for such party, or at such other address as such party may designate upon written notice to the other parties (except that notice of change of address shall be deemed given upon receipt). Telephone numbers and e-mail addresses are provided herein for convenience only, and communications by such means shall not constitute effective notice hereunder.

            (a)   In the case of Parent or Acquisition Subsidiary:

                  Accredo Health, Incorporated
                  1640 Century Center Parkway
                  Suite 101
                  Memphis, TN 38134
                  Attn: Chief Executive Officer, with additional copy to General
                        Counsel
                  Facsimile: (901) 385-3689
                  Telephone: (901) 385-3688

With a copy to:

                  Alston & Bird LLP
                  1201 West Peachtree Street
                  Atlanta, Georgia 30309-3424
                  Attn: Steven L. Pottle, Esq.
                  Facsimile: (404) 881-7777
                  Telephone: (404) 881-7000

            (b)   In the case of the Company:

                  HRA Holding Corp.
                  45 Route 46 East, Suite 609
                  P.O. Box 2011
                  Pine Brook, NJ 07058
                  Attn: President
                  Facsimile: (973) 276-7570
                  Telephone: 800-549-2654

                  With a copy to:

                  Weil, Gotshal & Manges LLP
                  100 Federal Street
                  Boston, Massachusetts 02110
                  Attn: James Westra, Esq.
                  Facsimile: (617) 772-8377
                  Telephone: (617) 772-8300
                  E-mail: james.westra@weil.com

In the case of Shareholder Representative:

                  Summit Ventures V, L.P.
                  Attn: Robert V. Walsh
                  222 Berkley Street
                  18th Floor
                  Boston, Massachusetts 02116
                  Facsimile: (617) 824-1160
                  Telephone: (617) 824- 1060

                  With a copy to:

                  Weil, Gotshal & Manges LLP
                  100 Federal Street
                  Boston, Massachusetts  02110
                  Attn: James Westra, Esq.
                  Facsimile: (617) 772-8377
                  Telephone: (617) 772-8300
                  E-mail: james.westra@weil.com

                                   ARTICLE XII

                                  MISCELLANEOUS

      SECTION 12.01. Expenses. Except as otherwise provided in this Agreement, each party will bear its own expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions will be consummated.

      SECTION 12.02. Entire Agreement. This Agreement, together with the Exhibits and Schedules annexed hereto, constitutes the entire understanding and agreement by and among the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and understandings among such parties.

      SECTION 12.03. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by an instrument in writing and signed by the party against whom such amendment or waiver is sought to be enforced; provided that the Shareholder Representative may amend or waive any term of this Agreement on behalf of the shareholders pursuant to Section 12.14(b) hereof, and such amendment or waiver shall be binding and enforceable against the shareholders.

      SECTION 12.04. Successors and Assigns. Acquisition Subsidiary shall have the right to assign this Agreement and its rights and obligations hereunder to any wholly-owned subsidiary of Parent. Except as provided in the preceding sentence, neither this Agreement nor any rights hereunder may be assigned by any party without the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      SECTION 12.05. Governing Law. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the domestic substantive laws of the State of New York without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      SECTION 12.06. Severability. If any provisions of this Agreement as applied to any part or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

      SECTION 12.07. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, shall create or confer on any person other than the parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities, except as expressly provided herein.

      SECTION 12.08. Remedies. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by any party hereto, the party or parties entitled to the benefit of such covenants or agreements may, except as may otherwise be expressly provided in this Agreement, proceed to protect and enforce their rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

      SECTION 12.09. Captions. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

      SECTION 12.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

      SECTION 12.11. Certain References. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The terms "herein", "hereof" or "hereunder" or similar terms as used in this Agreement refer to this entire Agreement and not to the particular provision in which the term is used. Unless otherwise stated, all references herein to Articles, Sections, subsections or other provisions are references to Articles, Sections, subsections or other provisions of this Agreement.

      SECTION 12.12. Interpretation. This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party.

      SECTION 12.13. Guaranty by Parent. By its signature below, Parent hereby guarantees the obligations of Acquisition Subsidiary pursuant to this Agreement to be performed on or prior to the Closing Date.

      SECTION 12.14. Shareholder Representative. By the execution and delivery of this Agreement, each shareholder hereby irrevocably constitutes and appoints Summit Ventures V, L.P., Attn: Robert V. Walsh, as the true and lawful agent and attorney-in-fact (the "Shareholder Representative") of such shareholder with full powers of substitution to act in the name, place and stead of such shareholder with respect to the performance on behalf of such shareholder under terms and provisions of this Agreement, the Working Capital Escrow Agreement and the Indemnification Escrow Agreement (the "Shareholder Documents"), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Shareholder Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under this Shareholder Documents, including, without limitation, the power to:

            (a) act for the shareholders with respect to all matters referred to in the Shareholder Documents, including all adjustments to the Aggregate Merger Consideration and all indemnification matters set forth herein and the right to compromise or settle any such claims on behalf of the shareholders;

            (b) amend or waive any provision of the Shareholder Documents (including any condition to Closing) in any manner which does not differentiate among the shareholders;

            (c) employ and obtain the advice of legal counsel, accountants and other professional advisors as the Shareholder Representative, in his or her sole discretion, deems necessary or advisable in the performance of his or her duties as the Shareholder Representative and rely on their advice and counsel;

            (d) incur any expenses, liquidate and withhold assets received on behalf of the shareholders prior to their distribution to the shareholders to the extent of any amount which the Shareholder Representative deems necessary for payment of or as a reserve against expenses, and pay such expenses or deposit the same in an interest-bearing bank account established for such purpose;

            (e) receive all notices, communications and deliveries hereunder on behalf of the shareholders under the Shareholder Documents; and

            (f) do or refrain from doing any further act or deed on behalf of the shareholders which the Shareholder Representative deems necessary or appropriate, in his or her sole discretion, relating to the subject matter of the Shareholder Documents as fully and completely as any of the shareholders could do if personally present and acting and as though any reference to the shareholders in the Shareholder Documents were a reference to the Shareholder Representative.

            (g) The appointment of the Shareholder Representative shall be deemed coupled with an interest and shall be irrevocable, and any other person may conclusively and absolutely rely, without inquiry, upon any actions of the Shareholder Representative as the acts of the shareholders in all matters referred to in the Shareholder Documents. Each shareholder hereby ratifies and confirms all that the Shareholder Representative shall do or cause to be done by virtue of such Shareholder Representative's appointment as Shareholder Representative of such shareholder. The Shareholder Representative shall act for the shareholders on all of the matters set forth in the Shareholder Documents in the manner the Shareholder Representative believes to be in the best interest of the shareholders, but the Shareholder Representative shall not be responsible to any shareholder for any loss or damage any shareholder may suffer by reason of the performance by the Shareholder Representative of such shareholder Representative's duties under the Shareholder Documents, other than loss or damage arising from willful misconduct or bad faith in the performance of such Shareholder Representative's duties under the Shareholder Documents. Each of the shareholders hereby expressly acknowledges and agrees that the Shareholder Representative is authorized to act on behalf of such shareholders notwithstanding any dispute or disagreement among the shareholders, and that any person shall be entitled to rely on any and all action taken by the Shareholder Representative under the Shareholder Documents without liability to, or obligation to inquire of, any of the shareholders. If the Shareholder Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Shareholder Representative shall be the person which the shareholders appoint; provided, however, that if for any reason no successor has been appointed within thirty (30) days, then any shareholder shall have the right to petition a court of competent jurisdiction for appointment of a successor Shareholder Representative. The shareholders do hereby jointly and severally agree to indemnify and hold the Shareholder Representative harmless from and against any and all liability, loss, cost, damage or expense (including without limitation attorneys' fees) reasonably incurred or suffered as a result of the performance of such Shareholder Representative's duties under the Shareholder Documents except for willful misconduct or bad faith.

      SECTION 12.15. Tax Matters. The following provisions shall govern the allocation of responsibility as between Parent and the Company and the Shareholders for certain Tax matters following the Closing Date:

            (a) Filing of Returns. Parent shall, at its expense, prepare or cause to be prepared and file or cause to be filed all Tax returns for the Company for all periods ending on or prior to or including the Closing Date that are due after the Closing Date and all other Tax returns due after the Closing Date. Parent shall deliver to the Shareholder Representative at least 20 days prior to the time for filing, and permit the Shareholder Representative to review and comment on, all Tax returns required to be filed for the Company for any period for which the Shareholders may have an indemnification obligation under this Agreement for Taxes, and shall make such revisions to such Tax returns as are reasonably requested by the Shareholder Representative. Such Tax returns shall be prepared consistent with past practices (unless such practices are not permitted by applicable law).

            (b) Tax Assistance and Cooperation. The Shareholder Representative on the one hand, and Parent and the Company, on the other, shall cooperate (and cause their affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Company, including (A) preparation and filing of Tax returns, (B) determining the liability and amount of any Taxes due or the right to and amount of any refund of Taxes, (C) examinations of Tax returns, and (D) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include each party making all information and documents in its possession relating to the Company available to the other party. The parties shall retain all Tax returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any party, any extension thereof) of the Tax period to which such Tax returns and other documents and information relate. Each of the parties shall also make available to the other party, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. In the event that the Shareholder Representative exercises its right to undertake the defense of any Tax claim, Parent and the Company shall cooperate with the Shareholder Representative and shall provide the Shareholder Representative with access to tax returns, books and records and other relevant information and shall execute any necessary powers of attorney relevant to the Shareholder Representative's authority hereunder.

            (c) Tax Refunds. If Parent, the Company or HRA receives a refund (or otherwise utilizes an overpayment, including by means of a credit against Tax) with respect to any Taxes for which any Shareholder has an indemnification obligation pursuant to Section 9.02, then Parent, the Company or HRA, as applicable, shall reduce the amount of any indemnification obligation that would have been owed by any Shareholder pursuant to Section 9.02 with respect to Taxes by the amount of such refund (or the amount of such overpayment); provided, however, that (w) such indemnification obligation shall not be reduced by the amount of any such refund or overpayment to the extent that the amount of such refund or overpayment does not exceed the Tax-Related Deductible Amount (as defined below); (x) subject to the netting of Tax benefits under Section 9.07(a), if such refund, credit or other overpayment is allowed following the payment of an indemnity obligation with respect to Taxes by or on behalf of the Shareholders, the amount of the refund, credit or overpayment (to the extent it exceeds the Tax-Related Deductible Amount) shall be remitted to the Shareholders (up to the aggregate amount of the Tax-related indemnity payments previously made by the Shareholders); and (y) if such refund, credit or other overpayment is subsequently disallowed or redetermined, the Shareholders shall repay promptly to Parent, the Company or HRA, as applicable, the amount of any such reduction which previously was received by such Shareholders (or was applied to offset the indemnity obligation of such Shareholders) to the extent attributable to such disallowed or redetermined refund, credit or overpayment, without interest. For purposes of this Section 12.15(c), "Tax-Related Deductible" shall mean an amount equal to the amount by which any indemnity obligation of the Shareholders with respect to Taxes shall have been reduced by reason of the application of Section 9.04(a).

      SECTION 12.16. Employee Benefit Matters. For purposes of any employee benefit plan, program, or arrangement maintained by the Parent or the Company for the employees of the Company or HRA on and after the Closing Date, any years of eligibility service or vesting service credited to the such employees under the Company's employee benefit plans, programs, or arrangements as of the Closing Date shall be treated as eligibility or vesting service under the Parent's or Company's plans, programs, and arrangements, except to the extent the consent of a third party is required and cannot be obtained by Parent after having used reasonable commercial efforts to obtain any such consent.

      SECTION 12.17. Effect of Investigation. Neither the representations and warranties of the Shareholders nor those of the Company shall be affected or deemed waived by reason of any investigation made by or on behalf of Parent or Acquisition Subsidiary (whether before, on or after the date hereof or before, on or after the Closing Date), including, but not limited to, any investigation by any of Parent's or Acquisition Subsidiary's advisors, consultants or representatives, or by reason of the fact that Parent or Acquisition Subsidiary or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

      SECTION 12.18. Defined Terms. The following terms used in this Agreement shall have the following meanings or the meanings set forth in the corresponding Sections or subsections of this Agreement:

      "Acquisition Subsidiary"                                Heading Paragraph

      "Affiliate"                                             Section 4.33

      "Affiliated Group"                                      Section 4.16(k)

      "Aggregate Merger Consideration"                        Section 2.01(c)

      "Agreement"                                             Heading Paragraph

      "Arbitrator"                                            Section 2.01(f)

      "Audited Statements"                                    Section 4.06

      "Business"                                              Whereas Clause 1

      "Cap"                                                   Section 9.04(b)

      "Cash" shall mean the amount of cash and Cash
       Equivalents that should be reflected on the balance sheet of the Company as determined in accordance with GAAP.

      "Cash Equivalents" means, as of any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within six months after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within six months after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.

      "Certificate of Merger"                                 Section 1.02

      "Certifications"                                        Section 4.22

      "Claims Period"                                         Section 9.01

      "Closing Date"                                          Section 8.01

      "Closing"                                               Section 8.01

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Company Benefit Plans"                                 Section 4.17(a)

      "Company Capital Stock"                                 Whereas Clause 2

      "Company Common Stock"                                  Whereas Clause 2

      "Company Preferred Stock"                               Whereas Clause 2

      "Company Stock Right"                                   Whereas Clause 2

      "Company Working Capital Statement"                     Section 2.01(f)

      "Company's Knowledge" or "Knowledge of the Company" or words to that effect shall mean those facts which are known after due inquiry by each of the following employees or directors of the Company or HRA: Mark Scudiery (Chief Executive Officer), Edward Weizer (Chief Financial Officer), Paul Amitrani (General Counsel), Joseph Smith (Executive Vice President-Sales), Perry Bernocchi (Chief Operating Officer), Barbara Curcio (Director of Reimbursement), Tom D'Amore (Director of Information Technology), Dorris Michalovic (Vice President of Clinical Services) and Martin Gleason (Director). The Company and the Shareholders represent and warrant that such persons have conducted reasonable due inquiry to become aware of matters addressed by the Company's representations and warranties herein.

      "Company"                                               Heading Paragraph

      "Contract" means any contract, indenture, note, bond, lease, commitment or other agreement, whether written or oral.

      "Control"                                               Section 4.33

      "Deductible"                                            Section 9.04(a)

      "Effective Time"                                        Section 1.02

      "Environmental Permits"                                 Section 4.11(b)

      "ERISA" shall mean the Employee Retirement Income
       Security Act of 1974, as amended.

      "Estimated Net Working Capital"                         Section 2.01(f)

      "Final Closing Date Working Capital Statement"          Section 2.01(f)

      "Final Net Working Capital"                             Section 2.01(f)

      "Financial Statements"                                  Section 4.06

      "GAAP"                                                  Section 4.06

      "Governmental Entity"                                   Section 4.05(a)

      "HSR Act" shall mean the Hart-Scott-Rodino Antitrust
       Improvements Act of 1976, as amended.

      "Indebtedness" of any Person means, without duplication, (i) the principal of, accrued interest of, premium (if any) in respect of and prepayment and other penalties, charges, expenses and fees associated with (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;
       (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

      "Indemnification Escrow Agreement"                      Section 9.02(b)

      "Indemnification Escrow Amount"                         Section 9.02(b)

      "Indemnitee"                                            Section 9.06(a)

      "Indemnitor"                                            Section 9.06(a)

      "Intellectual Property Rights"                          Section 4.12(a)

      "IRS" shall mean the Internal Revenue Service.

      "Labor Laws"                                            Section 4.17(d)

      "Laws"                                                  Section 4.20

      "Liability" means any debt, liability or obligation
       (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

      "Licenses"                                              Section 4.13

      "Liens" shall mean shall mean any lien, encumbrance, security interest, charge, pledge, mortgage, deed of trust, claim, lease, option, right of first refusal, easement, servitude or transfer restriction, except for (a) liens for current Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith, and (b) liens to secure indebtedness reflected on the Company Balance Sheet or indebtedness incurred in the Ordinary Course of business after the date thereof.

      "Losses"                                                Section 9.02

      "Material Adverse Effect" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has or is reasonably likely to have a (i) a material adverse effect on the business, assets, properties, results of operations or financial condition of the Company and HRA taken as a whole or (ii) a material adverse effect on the ability of the Company and HRA to consummate the transactions contemplated by this Agreement, in either case other than an effect resulting from an Excluded Matter. For purposes hereof, "Excluded Matter" means any one or more of the following: (i) the effect of any change in the United States or foreign economies (which change does not disproportionately affect the Company or HRA in any material respect); (ii) the effect of any change that generally affects any industry in which the Company or HRA operates (which change does not disproportionately affect the Company or HRA in any material respect); (iii) effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; provided that the Company's operations are not directly and adversely affected by such action or occurrence; (iv) the effect of any action taken by Parent or Acquisition Sub with respect to the transactions contemplated hereby or with respect to the Company or HRA which is in contravention of the terms or provisions of this Agreement, or (v) any effect resulting from the public announcement of this Agreement, compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

      "Material Contracts"                                    Section 4.09

      "Merger Consideration"                                  Section 2.01(c)

      "Merger"                                                Section 1.01

      "Net Indebtedness for Borrowed Money" shall mean any indebtedness of the Company and HRA for money borrowed, less Cash.

      "NJBCA" shall mean the New Jersey Business Corporation
       Act.

      "Ordinary Course of Business" means the ordinary and usual course of business of the Company or HRA, as applicable, consistent with past practices.

      "OSHA" shall mean the Occupational Safety and Health
       Administration.

      "Parent Material Adverse Effect" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has or is reasonably likely to have a material adverse effect on the ability of Parent and Acquisition Subsidiary to consummate the transactions contemplated by this Agreement.

      "Parent Working Capital Statement"                      Section 2.01(f)

      "Parent"                                                Heading Paragraph

      "Payors"                                                Section 4.22

      "Person"                                                Section 4.33

      "Preferred Payment Amount"                              Section 2.01(c)

      "Proportional Amount"                                   Section 9.02(b)

      "Real Property Leases"                                  Section 4.10(a)

      "Real Property"                                         Section 4.10(a)

      "Remuneration"                                          Section 4.25

      "Requisite Vote"                                        Whereas Clause 7

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Series A Payment Amount"                               Section 2.01(c)

      "Series A Preferred Stock"                              Section 2.01(c)

      "Series B Payment Amount"                               Section 2.01(c)

      "Series B Preferred Stock"                              Section 2.01(c)

      "Shareholder"                                           Heading Paragraph

      "Shareholder Documents"                                 Section 12.14

      "Shareholder Representative"                            Section 12.14

      "Stock Plans" shall mean all plans of the Company under which the Company Stock Rights were issued and any other Company sponsored plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest therein, including any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units.

      "Summit Funds" shall mean each of Summit V Advisors
       Fund (Q.P.), L.P., Summit Ventures V, L.P., Summit V
       Companion Fund, L.P., Summit V Advisors Fund, L.P.,
       Summit Investors III, L.P. and Summit Subordinated
       Debt Fund II, L.P.

      "Surviving Corporation"                                 Section 1.01

      "Surviving Representations"                             Section 9.01

      "Target Working Capital"                                Section 2.01(f)

      "Taxes"                                                 Section 4.16 (d)

      "Transaction Expenses" shall mean (i) all amounts due to lawyers, accountants and other professional service providers engaged by the Company, HRA or the Shareholders, (ii) the amounts which the Company, HRA or the Shareholders may be obligated to pay to UBS Securities or any other broker, finder or investment banker in connection with, and conditioned upon, the consummation of the transactions contemplated herein, and (iii) all fees and charges, including LIBOR breakage costs, related to prepayment of the Company's Indebtedness for Borrowed Money determined based on the prepayment thereof as of the Closing, all of which items (i) through (iii) shall be accrued as of the Closing and included in Working Capital at Closing.

      "Unaudited Statements"                                  Section 4.06

      "Vested Company Stock Right" shall mean each and every Company Stock Right which is, or will be, vested as of the consummation of the Merger, pursuant to the terms of its governing stock option or similar agreement and taking into account any acceleration of vesting anticipated in connection with such consummation.

      "Voting Common Stock"                                   Section 4.02

      "Working Capital"                                       Section 2.01(f)

      "Working Capital Escrow Agreement"                      Section 2.01(e)

      "Working Capital Escrow Amount"                         Section 2.01(e)

                  [Remainder Of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                         ACQUISITION SUBSIDIARY:

                                         HHS MERGER CORP.

                                         By: /s/ Thomas W. Bell, Jr.
                                            -----------------------------------
                                            Name: Thomas W. Bell, Jr.
                                            Title: Senior Vice President

                                         PARENT:

                                         HEMOPHILIA HEALTH SERVICES, INC.

                                         By: /s/ Thomas W. Bell, Jr.
                                            -----------------------------------
                                            Name: Thomas W. Bell, Jr.
                                            Title: Senior Vice President

                                         COMPANY:

                                         HRA HOLDING CORP.

                                         By: /s/ Mark W. Scudiery
                                            -----------------------------------
                                            Name: Mark W. Scudiery
                                            Title: President and CEO

                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

                                         SHAREHOLDERS:

                                         SUMMIT VENTURES V, L.P.

                                         By: Summit Partners V, L.P.,
                                             Its General Partner

                                         By: Summit Partners, LLC
                                             Its General Partner

                                         By: /s/ Robert V. Walsh
                                            -----------------------------------
                                            Member

                                         SUMMIT V COMPANION FUND, L.P.

                                         By: Summit Partners V, L.P.,
                                             Its General Partner

                                         By: Summit Partners, LLC
                                             Its General Partner

                                         By: /s/ Robert V. Walsh
                                            -----------------------------------
                                            Member

                                         SUMMIT V ADVISORS FUND, L.P.

                                         By: Summit Partners V, L.P.
                                             Its General Partner

                                         By: Summit Partners, LLC
                                             Its General Partner

                                         By: /s/ Robert V. Walsh
                                            -----------------------------------
                                            Member

                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

                                         SUMMIT V ADVISORS FUND (QP), L.P.

                                         By: Summit Partners V, L.P.
                                             Its General Partner

                                         By: Summit Partners, LLC
                                             Its General Partner

                                         By: /s/ Joseph F. Trustey
                                            -----------------------------------
                                            Member

                                         SUMMIT INVESTORS III, L.P.

                                         By: /s/ Joseph F. Trustey
                                            -----------------------------------
                                            Authorized Signatory

                                         SUMMIT SUBORDINATED DEBT FUND II, L.P.

                                         By: Summit Partners SD II, LLC
                                             Its General Partner

                                         By: Stamp Woodsum & Co. IV
                                             Its Managing Member

                                         By: /s/ Joseph F. Trustey
                                            -----------------------------------
                                            General Partner

                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

                                             /s/ Mark W. Scudiery
                                         --------------------------------------
                                         Mark W. Scudiery, individually

                                         THE GINA SCUDIERY TRUST

                                         By: /s/ Thomas S. Fodice
                                            -----------------------------------
                                            Thomas S. Fodice, Trustee

                                         THE LISA SCUDIERY TRUST

                                         By: /s/ Thomas S. Fodice
                                            -----------------------------------
                                            Thomas S. Fodice, Trustee

                                         THE SCUDIERY FAMILY FOUNDATION

                                         By: /s/ Mark Scudiery
                                            -----------------------------------
                                            Mark Scudiery, Trustee

                                         THE SCUDIERY FAMILY TRUST

                                         By: /s/ Thomas S. Fodice
                                            -----------------------------------
                                            Thomas S. Fodice, Trustee

                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

                                             /s/ Martin F. Gleason
                                         --------------------------------------
                                         Martin F. Gleason, individually

                                         THE NANCY GLEASON TRUST

                                         By: /s/ Anthony Gleason
                                            -----------------------------------
                                            Anthony Gleason, Trustee

                                         THE MARY GLEASON TRUST

                                         By: /s/ Anthony Gleason
                                            -----------------------------------
                                            Anthony Gleason, Trustee

                                         THE BONNIE GLEASON TRUST

                                         By: /s/ Anthony Gleason
                                            -----------------------------------
                                            Anthony Gleason, Trustee

                                         THE GLEASON FAMILY FOUNDATION

                                         By: /s/ Martin F. Gleason
                                            -----------------------------------
                                            Martin F. Gleason, Trustee

                                         THE 1998 GLEASON CHARITABLE
                                           REMAINDER UNITRUST

                                         By: /s/ Martin F. Gleason
                                            -----------------------------------
                                            Martin F. Gleason, Trustee

                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER